UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2026

XOMA ROYALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39801	52-2154066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 Powell Street, Suite 310, Emeryville, California 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 204-7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0075 par value	XOMA	The Nasdaq Global Market
8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share	XOMAP	The Nasdaq Global Market
Depositary Shares (each representing 1/1000th interest in a share of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share)	XOMAO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2026, XOMA Royalty Corporation, a Nevada corporation (the “Company” or “XOMA Royalty”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), and Flex Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, and upon the terms and subject to the conditions thereof, including, without limitation, effecting the Holding Company Reorganization (as defined below), Merger Sub will merge with and into HoldCo (as defined below) (the “Merger”), with HoldCo surviving the Merger as a wholly owned subsidiary of Parent.

Following the Holding Company Reorganization, unless the context otherwise requires, all references in this Current Report on Form 8-K to the “Company” or “XOMA Royalty” refer to HoldCo. Following the Holding Company Reorganization, HoldCo will assume all obligations of the Company under the Merger Agreement.

The Merger

Pursuant to the Merger Agreement, at the time the Merger becomes effective (the “Effective Time”), each share of common stock, par value $0.0075 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than certain Shares to be canceled pursuant to the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement)) will be automatically converted into the right to receive (i) $39.00 per Share in cash, without interest, and subject to deduction for any required withholding tax, plus (ii) an amount of contingent value rights (each, a “Contingent Value Right”) representing a right to receive contingent payments derived from the CVR Trust’s interest in RemainCo LLC (as defined below) in accordance with the CVR Agreement (as defined in the Merger Agreement) (as further described below under the heading “CVR Spin”) (clauses (i) and (ii) collectively, the “Merger Consideration”).

In addition, pursuant to the Merger Agreement, at the Effective Time, each (i) share of Series X Convertible Preferred Stock, par value $0.05 per share (the “Series X Preferred Stock”), of the Company (the “Series X Preferred Shares”) issued and outstanding immediately prior to the Effective Time will be converted, without any required action on the part of the holder thereof, into the right to receive the Merger Consideration with respect to the aggregate number of Shares for which the Series X Preferred Shares were convertible into immediately prior to the Effective Time pursuant to the terms of the Certificate of Designation of Series X Convertible Preferred Stock, without interest and subject to deduction for any required withholding tax, without regard to any limitations on exercise contained therein and (ii) each 8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share (the “Series A Preferred Stock”) and 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share (the “Series B Preferred Stock”, together with the Series A Preferred Stock, the “Perpetual Preferred Stock” and collectively with the Series X Preferred Stock, the “Company Preferred Stock”), shall be redeemed in accordance with the terms of the applicable certificate of designation governing such Perpetual Preferred Stock, including payment of all accrued and unpaid dividends thereon through the date of such redemption.

The Merger Agreement also specifies the treatment of the Company’s outstanding equity awards and warrants in connection with the Merger.

The consummation of the Merger is subject to the satisfaction or waiver of customary conditions as set forth in the Merger Agreement, including (i) adoption and approval of the Merger Agreement by the holders of at least a majority of the combined voting power of the outstanding Shares pursuant to the Nevada Revised Statutes, as amended, (“NRS”), 92A.120(5) (the “Company Stockholder Approval”), (ii) the applicable waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iii) the completion of the Holding Company Reorganization and the CVR Spin (as defined below) in accordance with the terms of the Merger Agreement. Parent and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement are not subject to any financing condition.

The Merger Agreement includes representations, warranties and covenants of the parties customary for a transaction of this nature. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as permitted by certain exceptions, including the consummation of the Holding Company Reorganization and the CVR Spin, the Company has agreed to conduct its business in the ordinary course of business in all material respects and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement.

The Company has also agreed to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and engage in discussions or negotiations with third parties regarding acquisition proposals.

Notwithstanding these restrictions, the Company may under certain circumstances provide information with respect to the Company to and participate in discussions or negotiations with third parties with respect to an unsolicited bona fide written acquisition proposal if the board of directors of the Company (the “Company Board”) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) and, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law. The Merger Agreement also requires that the Company Board recommend that the stockholders of the Company vote in favor of the approval of the Merger Agreement (the “Company Board Recommendation”) and that the Company Board not, among other things, (i) (A) fail to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in a proxy statement to be sent to the stockholders of the Company in connection with a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) that is filed with the U.S. Securities and Exchange Commission (the “SEC”) or mailed to the Company’s stockholders, (C) recommend an acquisition proposal, (D) fail to recommend against acceptance of any tender offer or exchange offer for Shares within 10 business days after the commencement of such offer, (E) fail to reaffirm the Company Board Recommendation within 10 business days after the date any acquisition proposal (or material modification thereto) is first publicly disclosed by the Company or anyone making the acquisition proposal or (F) resolve or agree to take any of the foregoing actions (each such foregoing actions or failure to act, an “Adverse Recommendation Change”), or (ii) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar contract relating to any acquisition approval. Notwithstanding these restrictions, the Company Board is permitted, prior to the Company Stockholders’ Meeting and subject to the terms and conditions set forth in the Merger Agreement, to (x) effect an Adverse Recommendation Change if an Intervening Event (as defined in the Merger Agreement) has occurred and if the Company Board determines in good faith, after consultation with outside legal counsel, that in light of the Intervening Event and taking into account any revised terms proposed by Parent, the failure to take such action would be inconsistent with its fiduciary duties under applicable law, or (y) effect an Adverse Recommendation Change or terminate the Merger Agreement in response to the receipt of an unsolicited bona fide written acquisition proposal that did not result from a material breach of the Company’s “no-shop” restrictions under the Merger Agreement if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal constitutes a Superior Proposal, subject in each case to certain matching rights in favor of Parent.

The Merger Agreement includes a remedy of specific performance for the parties thereto. The Merger Agreement also includes customary termination provisions for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, including (i) by either the Company or Parent if the Merger has not occurred on or prior to January 26, 2027 or (ii) by either the Company or Parent if a final and non-appealable order or action in certain specified jurisdictions enjoins, restrains or prohibits consummation of the transactions contemplated by the Merger Agreement or (iii) by either the Company or Parent if the Company Stockholder Approval has not been obtained or (iv) by either the Company or Parent if the other party breaches its representations, warranties or covenants in the Merger Agreement in a way that would entitle the party seeking to terminate the Merger Agreement not to consummate the Merger, subject to the right of the breaching party to cure the breach or (v) by the Company if the Company Board authorizes the Company to enter into an alternative acquisition agreement for a Superior Proposal or (vi) by Parent if the Company Board makes an Adverse Recommendation Change.

The Company will be required to pay a termination fee of an amount in cash equal to $40,000,000 if (i) the Merger Agreement is terminated because the stockholder approval is not obtained or the transaction has not closed by the termination date, in each case after an acquisition proposal has been made or publicly disclosed and not publicly withdrawn, and within 12 months thereafter the Company enters into or consummates a qualifying acquisition proposal, (ii) the Company terminates the Merger Agreement to enter into a Superior Proposal, or (iii) Parent terminates the Merger Agreement following an Adverse Recommendation Change.

The Company Board has duly and unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the execution and delivery by the Company of the Merger Agreement, and (iii) resolved to make the Company Board Recommendation.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and which is incorporated herein by reference. The Merger Agreement has been filed to provide information to investors regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company, Parent or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger or the other transactions contemplated therein. The Merger Agreement and this summary should not be relied upon as disclosure about the Company, Parent or Merger Sub. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are qualified in important part by confidential disclosure schedules delivered by the Company to Parent and Merger Sub in connection with the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or investors or may have been used for the purpose of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts. Accordingly, investors should consider the information in the Merger Agreement in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Support Agreement

On April 27, 2026, in connection with the execution of the Merger Agreement, Parent entered into Voting and Support Agreements (the “Support Agreements”) with certain of the Company’s officers, directors and certain funds affiliated with BVF Partners (together with affiliated entities) (collectively, the “Supporting Stockholders”), in each case, in their respective capacity as a stockholder of the Company. Under the terms of the Support Agreements, the Supporting Stockholders have agreed, among other things, to vote their Shares in favor of the Merger Agreement and the other transactions contemplated by the Merger Agreement and to promptly following the date of the Merger Agreement convert all of their Series X Preferred Shares to Shares in order to permit them to vote the Shares issuable upon conversion in favor of the Company Stockholder Approval.

As of April 27, 2026, the Supporting Stockholders beneficially owned an aggregate of approximately 47% of the outstanding Shares. The Support Agreements will terminate upon termination of the Merger Agreement, the Effective Time and certain other specified events.

The foregoing description of the Support Agreements is not complete and is qualified in its entirety by reference to the full text of the Form of Support Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Holding Company Reorganization

Prior to the Effective Time, the Company will effect a holding company reorganization (the “Holding Company Reorganization”) pursuant to NRS 92A.180 through 92A.199 (or such other applicable provisions of the NRS), whereby (i) a newly formed Nevada corporation and direct, wholly owned subsidiary of the Company (“HoldCo”), will become the holding company of the Company, which shall merge with and into the Company through a direct, wholly owned subsidiary of Holdco (“HoldCo Merger Sub”), with the Company surviving as a direct, wholly owned subsidiary of HoldCo, (ii) each Share issued and outstanding immediately prior to the effectiveness of the Holding Company Reorganization will automatically be converted into one share of common stock of HoldCo, having the same rights, powers and preferences as such Share, (iii) each share of Company Preferred Stock issued and outstanding immediately prior to the effectiveness of the Holding Company Reorganization will automatically be converted into one share of a corresponding series of preferred stock of HoldCo, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as such share of Company Preferred Stock, and (iv) each Company equity-based award outstanding immediately prior to the effectiveness of the Holding Company Reorganization will be automatically converted into a corresponding award with respect to shares of HoldCo common stock (or, as applicable, HoldCo preferred stock), on the same terms and conditions. The Company will not effect the Holding Company Reorganization unless HoldCo’s articles of incorporation (including the designation of each series of HoldCo preferred stock with terms substantially identical to the corresponding series of Company Preferred Stock) and bylaws are in form and substance reasonably acceptable to Parent.

CVR Spin

Following the completion of the Holding Company Reorganization, the following transactions will be effected in the order set forth below (collectively, the “CVR Spin”):

(i)

immediately prior to the Effective Time, HoldCo will cause the Company to transfer to HoldCo (or one or more designees of HoldCo) the HoldCo Business Assets and Business Liabilities (as each such term is defined in the Merger Agreement) (such transactions, collectively, the “Asset/Liability Transfer”);

(ii)

following the Asset/Liability Transfer, HoldCo will cause the Company to convert from a Nevada corporation into a limited liability company (the “RemainCo Conversion” and the Company as so converted “RemainCo LLC”);

(iii)

following the RemainCo Conversion, HoldCo will contribute 75% of the issued and outstanding limited liability company units of RemainCo LLC to the trust (the “CVR Trust”) established pursuant to the trust agreement to be entered into at or prior to the Effective Time by and among HoldCo, the trustee thereunder (the “Trustee”), and such other parties as may be appropriate (the “CVR Trust Agreement”) (the “Trust Contribution”), to be held and administered by the Trustee in accordance with the CVR Trust Agreement for the benefit of the holders of CVRs; and

(iv)

following the Trust Contribution, HoldCo shall pay, on a pro rata basis, to each holder of record of HoldCo common stock and HoldCo preferred stock (on an as-converted-to-common basis) as of immediately prior to the Effective Time as additional Merger Consideration, CVRs representing the right to receive contingent payments derived from the CVR Trust’s interest in RemainCo LLC in accordance with the CVR Trust Agreement.

Following the date of the Merger Agreement, Parent will have the right to further assess the consequences of the Holding Company Reorganization and the CVR Spin. If Parent identifies any material adverse consequences, the parties will negotiate modifications. If no agreement is reached, the contemplated transaction structure may be replaced with an alternative CVR structure, wherein Parent will issue to each holder of record of Company common stock and Company preferred stock (on an as-converted-to-common basis) as of immediately prior to the Effective Time contingent value rights to receive 75% of net proceeds (if any) from the resolution of the Janssen Litigation (as defined in the Merger Agreement).

Item 8.01 Other Events.

On April 27, 2026, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed acquisition, XOMA Royalty will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed acquisition. The definitive proxy statement will be mailed to XOMA Royalty’s stockholders in connection with the proposed acquisition. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that may be filed by XOMA Royalty with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at XOMA Royalty’s stockholder meeting to approve the proposed acquisition or other responses in relation to the proposed acquisition should be made only on the basis of the information contained in XOMA Royalty’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at investors.xoma.com.

No Offer or Solicitation

This Current Report on Form 8-K is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

XOMA Royalty and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of XOMA Royalty in favor of the proposed acquisition. Information about XOMA Royalty’s directors and executive officers is set forth in XOMA Royalty’s proxy statement for its 2026 annual meeting of stockholders, which was filed with the SEC on March 30, 2026. Additional information concerning the interests of XOMA Royalty’s participants in the solicitation, which may, in some cases, be different than those of XOMA Royalty’s stockholders generally, will be set forth in XOMA Royalty’s proxy statement relating to the proposed acquisition when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov and at investors.xoma.com.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including information about, among other topics, Parent’s proposed acquisition of XOMA Royalty, Parent’s and XOMA Royalty’s products pipeline and the anticipated timing of completion of the proposed acquisition, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the Company Stockholder Approval) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including XOMA Royalty’s ability to attract and retain highly qualified management and other clinical and scientific personals; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Shares and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or XOMA Royalty’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Parent’s business and prospects, adverse developments in Parent’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of XOMA Royalty’s commercialized and/or pipeline products or Parent’s commercialized and/or pipeline products; risks associated with drug development; XOMA Royalty’s and Parent’s reliance on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections, which may not be received; the uncertainties inherent in research and development, including the ability of XOMA Royalty’s and Parent’s partners to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical trials conducted by XOMA Royalty’s and Parent’s partners; whether and when drug applications may be filed in any jurisdictions for pipeline products for any potential indications by XOMA Royalty’s and Parent’s partners; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; and decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of XOMA Royalty described in the “Risk Factors” and “Forward Looking Statements” sections of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and XOMA Royalty assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. XOMA Royalty gives no assurance that it will achieve its expectations.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

2.1*	Agreement and Plan of Merger, dated as of April 27, 2026, by and among XOMA Royalty Corporation, Ligand Pharmaceuticals Incorporated and Flex Merger Sub, Inc.

10.1*	Form of Support Agreement, dated as of April 27, 2026, entered into by Ligand Pharmaceuticals Incorporated, Flex Merger Sub, Inc. and the Supporting Stockholders.

99.1	Joint Press Release of XOMA Royalty Corporation and Ligand Pharmaceuticals Incorporated, dated April 27, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA ROYALTY CORPORATION

Date: April 27, 2026	By:	/s/ Owen Hughes
		Name:	Owen Hughes
		Title:	Chief Executive Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LIGAND PHARMACEUTICALS INCORPORATED

as Parent

FLEX MERGER SUB, INC.

as Merger Sub

and

XOMA ROYALTY CORPORATION

as the Company

Dated as of April 27, 2026

i

INDEX OF DEFINED TERMS
Definition	Location

Acquisition Proposal	5.3(h)(i)
Action	3.9
Adverse Recommendation Change	5.3(h)(ii)
Affiliate	8.5
Agreement	Preamble
Alternative Acquisition Agreement	5.3(c)
Alternative CVR Agreement	5.21
Alternative CVR Structure	5.21
Anti-Corruption Laws	8.5
Antitrust Law	5.7(i)
Articles of Merger	1.3
Asset/Liability Transfer	1.8
Book-Entry Shares	2.3(b)
Business Day	8.5
BVF Support Agreement	8.5
Capitalization Date	3.2(a)
Cashless Exercise	2.1(d)
Centocor Agreement	8.5
Certificates	2.3(b)
Closing	1.2
Closing Amount	2.1(a)
Closing Date	1.2
Code	2.4
Committee	5.21
Company	Preamble
Company Articles	3.1(b)
Company Board	3.3
Company Board Recommendation	3.3
Company Bylaws	3.1(b)
Company Disclosure Letter	Article III
Company Employee	5.8(a)
Company Equity Awards	3.2(g)
Company ESPP	2.2(f)
Company IP	3.19(c)
Company IT Systems	8.5
Company Owned IP	3.19(b)
Company Party	5.8(b)
Company Plan	3.11(a)
Company Preferred Stock	8.5
Company PSU	2.2(d)
Company Registered IP	3.19(a)
Company RSU	2.2(c)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.3
Company Stockholders Meeting	5.4(d)
Company Warrants	8.5
Confidentiality Agreement	5.6(b)
Contract	3.4(a)
control	8.5

Definition	Location

Converted PSU	2.2(d)
Converted PSU Cash Consideration	2.2(d)
CVR	1.8
CVR Agreement	8.5
CVR Spin	1.8
CVR Structure Issue	5.21
CVR Structure Notice	5.21
CVR Trust	8.5
CVR Trust Agreement	8.5
Debt Financing	8.5
Debt Financing Agreements	8.5
Debt Financing Resources	8.5
Debt Financing Source Parties	8.5
Depositary Shares	8.5
Dispute	5.21
Dissenting Shares	2.4
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
ERISA	3.11(a)
Exchange Act	3.4(b)
Excluded Information	5.8(b)
Form S-4	5.4(d)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Health Care Laws	8.5
HoldCo	1.1(b)
HoldCo Business	8.5
HoldCo Business Assets	8.5
HoldCo Business Liabilities	8.5
HoldCo Merger Sub	1.1(b)
Holding Company Reorganization	1.1(b)
HSR Act	3.4(b)
In the Money Company Warrant	8.5
Indemnified Parties	5.11(a)
Intellectual Property	8.5
Intended Tax Treatment	2.6
International Trade Laws	3.24(c)(i)
Intervening Event	5.3(h)(iii)
IP Licences	3.19(b)
IRS	3.11(a)
Janssen Litigation	8.5
knowledge	8.5
Law	3.4(a)
Leased Real Property	8.5
Leases	8.5
Liens	3.2
Material Adverse Effect	8.5
Material Contract	3.15(a)
Materials of Environmental Concern	3.13(c)(iii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nasdaq	3.4(b)
Negotiation Period	5.21
Net Litigation Proceeds	5.21
Nevada Secretary of State	1.3

v

Definition	Location

NRS	Recitals
NRS Dissenter Provisions	8.5
Out of the Money Company Warrant	8.5
Out of the Money Option	2.2(b)
Parent	Preamble
Parent CVR	5.21
Parent Disclosure Letter	Article IV
Parent Indemnified Parties	5.21
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.8(c)
Patents	8.5
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Perpetual Preferred Redemption	2.1(c),
Perpetual Preferred Stock	8.5
Person	8.5
Personal Data	8.5
Pre-Consummation Warning Letter	5.7(h)
Privacy Laws	8.5
Proxy Statement	3.7
RemainCo	1.8
RemainCo Assumed Liabilities	8.5
RemainCo Business	8.5
RemainCo Business Assets	8.5
RemainCo Conversion	1.8
Representatives	5.4(a)
Review Period	5.21
Royalty Counterparty	3.20
Sanctioned Jurisdiction	3.24(c)(ii)
Sanctioned Person	3.24(c)(iii)
Sanctions Authority	3.24(c)(iv)
SEC	3.5(a)
Securities Act	3.5(a)
Series A Preferred Stock	8.5
Series B Preferred Stock	8.5
Series X Certificate of Designation	8.5
Series X Preferred Shares	2.1(b)
Series X Preferred Stock	8.5
Shares	2.1(a)
Significant Subsidiary	8.5
Software	8.5
Subsidiary	8.5
Superior Proposal	5.3(h)(iv)
Support Agreements	8.5
Surviving Corporation	Recitals
Takeover Laws	3.19
Tax Returns	3.14(e)(ii)
Taxes	3.14(e)(i)
Terminating Company RSU	2.2(c)

Definition	Location
Terminating Company RSU Cash Consideration	2.2(c)
Terminating Company Stock Option	2.2(a)
Terminating Company Stock Option Cash Consideration	2.2(a)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Trademarks	8.5
Trust Contribution	1.8
Trust Proceeds Payment	1.8
Untriggered PSU	2.2(e)
Warrant Shares	8.5
Willful Breach	8.5
XRL-1	8.5
XRL-1 Credit Agreement	8.5
XRL-1 Credit Agreement Payoff Amount	8.5
XRL-1 Payoff Letter	5.9

EXHIBITS

Exhibit A	Articles of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, restated, modified or supplemented, this “Agreement”), dated as of April 27, 2026, is by and among (i) Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), (ii) Flex Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and (iii) XOMA Royalty Corporation, a Nevada corporation (the “Company”).

RECITALS

WHEREAS, in connection with the transactions contemplated hereby, the parties wish to effect the separation of the HoldCo Business and the RemainCo Business prior to the Effective Time, through (i) the Holding Company Reorganization, (ii) the RemainCo Conversion, (iii) the contribution of 75% of the equity securities of RemainCo into a trust for the benefit of the holders of the CVRs, and (iv) pursuant to the Merger, the payment of the proceeds arising from the Trust Contribution;

WHEREAS, the parties intend to amend this Agreement promptly after the date hereof to add HoldCo as a party to this Agreement in order to give effect to the Holding Company Reorganization immediately prior to the Effective Time such that Merger Sub will merge within and into HoldCo at the Effective Time;

WHEREAS, subject to the foregoing, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, as amended (the “NRS”), at the Effective Time, Merger Sub shall be merged with and into HoldCo (the “Merger”) and, following the Merger, the separate corporate existence of Merger Sub shall cease and HoldCo shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent;

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has unanimously (i) determined that it is in the best interests of such entity and its stockholder(s) to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, and (ii) adopted and approved, and declared advisable, this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain terms and conditions to the Merger as specified herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Support Agreements have been executed and delivered by the parties thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into HoldCo. At the Effective Time and pursuant to the Merger, the separate corporate existence of Merger Sub shall cease, and HoldCo shall continue as the Surviving Corporation and a wholly-owned Subsidiary of Parent, and the separate corporate existence of HoldCo, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.

(b) Prior to the Effective Time, the Company shall effect a holding company reorganization (the “Holding Company Reorganization”) pursuant to NRS 92A.180 through 92A.199 (or such other applicable provisions of the NRS), whereby (a) a newly formed Nevada corporation and direct, wholly-owned Subsidiary of the Company shall become the holding company of the Company (“HoldCo”), which shall merge with and into the Company through a direct, wholly-owned Subsidiary of HoldCo (“HoldCo Merger Sub”), with the Company surviving as a direct, wholly-owned Subsidiary of HoldCo, (b) each Share issued and outstanding immediately prior to the effectiveness of the Holding Company Reorganization shall automatically be converted into one share of common stock of HoldCo, having the same rights, powers and preferences as such Share, (c) each share of Company Preferred Stock issued and outstanding immediately prior to the effectiveness of the Holding Company Reorganization shall automatically be converted into one share of a corresponding series of preferred stock of HoldCo, having the same designations, rights, powers, preferences, qualifications, limitations and restrictions as such share of Company Preferred Stock, and (d) each Company equity-based award outstanding immediately prior to the effectiveness of the Holding Company Reorganization shall be automatically converted into a corresponding award with respect to shares of HoldCo common stock (or, as applicable, HoldCo preferred stock) on the same terms and conditions. Subject to terms of Section 5.21, following the Holding Company Reorganization, all references in this Agreement to the “Company” shall be deemed to refer to HoldCo, and HoldCo shall assume all obligations of the Company under this Agreement. The Company shall not effect the Holding Company Reorganization unless HoldCo’s articles of incorporation (including the designation of each series of HoldCo preferred stock with terms substantially identical to the corresponding series of Company Preferred Stock) and bylaws are in form and substance reasonably acceptable to Parent.

Section 1.2 Closing. Unless this Agreement shall have been validly terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall occur remotely, via electronic exchange of documentation and consideration required to be delivered at Closing, at 10:00 a.m. Eastern time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at such time), or at such other date, time or place as Parent and the Company mutually may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause articles of merger in such form as is required by NRS 92A.200 (the “Articles of Merger”) and the Amended and Restated Articles of Incorporation of the Surviving Corporation in the form set forth in Exhibit A hereto to be signed and filed with the Nevada Secretary of State (the “Nevada Secretary of State”), executed in accordance with the relevant provisions of the NRS, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NRS. The Merger shall become effective on such date and at such time as the Articles of Merger are duly filed with the Nevada Secretary of State or at such later effective date and time permitted under the NRS as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the date and the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, by virtue of the Merger, shall be amended and restated to read in their entirety as set forth in Exhibit A hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 5.12.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law, in each case, subject to and consistent with, the obligations set forth in Section 5.12.

Section 1.6 Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be, and shall constitute all of, the directors of the Surviving Corporation, each to serve until the earlier of their respective resignation, death or removal or until their respective successors are duly elected and qualified, in accordance with the articles of incorporation and the bylaws of the Surviving Corporation and applicable Law.

Section 1.7 Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be, and shall constitute all of, the officers of the Surviving Corporation, each to serve until the earlier of their respective resignation, death or removal or until their respective successors are duly elected and qualified, in accordance with the articles of incorporation and the bylaws of the Surviving Corporation and applicable Law.

Section 1.8 CVR Spin Transactions. Following the completion of the Holding Company Reorganization and subject to the provisions of Section 5.21, the following transactions shall be effected in the order set forth below (collectively, the “CVR Spin”):

(a) immediately prior to the Effective Time, HoldCo shall cause the Company to transfer, assign, convey and deliver to HoldCo (or one or more designees of HoldCo) the HoldCo Business Assets and HoldCo Business Liabilities (such transactions, collectively, the “Asset/Liability Transfer”);

(b) following the Asset/Liability Transfer, HoldCo shall cause the Company to convert from a Nevada corporation into a limited liability company (the “RemainCo Conversion”), and following such conversion the Company shall continue as “RemainCo LLC” (or such other name as may be agreed by HoldCo and Parent, “RemainCo”), and RemainCo shall be deemed to have assumed all liabilities not transferred in the Asset/Liability Transfer;

(c) following the RemainCo Conversion, HoldCo shall contribute 75% of the issued and outstanding limited liability company units of RemainCo to the CVR Trust (the “Trust Contribution”), to be held and administered by the Trustee in accordance with the CVR Trust Agreement for the benefit of the holders of CVRs;

(d) following the Trust Contribution and pursuant to the Merger, HoldCo shall pay, on a pro rata basis, to each holder of record of HoldCo common stock and HoldCo preferred stock (on an as-converted-to-common basis) as of immediately prior to the Effective Time as additional Merger Consideration, contingent value rights (each, a “CVR”) representing the right to receive contingent payments derived from the CVR Trust’s interest in RemainCo in accordance with the CVR Agreement (the “Trust Proceeds Payment”).

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.0075 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(g) and Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive (i) $39.00 in cash, without interest, and subject to deduction for any required withholding Tax (the “Closing Amount”), plus (ii) an amount of CVRs as determined in Section 1.8(d) (clauses (i) and (ii) collectively, the “Merger Consideration”). As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b) Each share of Series X Convertible Preferred Stock, par value $0.05 per share, of the Company (such shares, collectively, the “Series X Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall, without any required action on the part of the holder thereof or any other Person, be converted into the right to receive the Merger Consideration payable in accordance with Section 2.1(a) with respect to the aggregate number of Shares for which such Series X Preferred Share was convertible into immediately prior to the Effective Time pursuant to the Series X Certificate of Designation, without interest and subject to deduction for any required withholding Tax, without regard to any limitations on exercise contained therein. As of such conversion, each certificate formerly representing any Series X Preferred Shares and each Series X Preferred Share formerly represented in book-entry form, if any, shall automatically be cancelled and retired and all Series X Preferred Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration pursuant to this Section 2.1(b).

(c) Prior to or substantially concurrently with the Effective Time, the Company shall redeem all outstanding shares of Perpetual Preferred Stock (the “Perpetual Preferred Redemption”) in accordance with the terms of the applicable certificate of designation governing such Perpetual Preferred Stock, including payment of all accrued and unpaid dividends thereon through the date of such redemption. From and after the consummation of the Perpetual Preferred Redemption, each share of Perpetual Preferred Stock (and each Depositary Share) so redeemed shall be cancelled and shall cease to exist, and no further consideration shall be payable in respect thereof under this Agreement. Parent shall cause the Surviving Corporation to have sufficient funds available to consummate the Perpetual Preferred Redemption to the extent not consummated prior to the Effective Time.

(d) Each In the Money Company Warrant that is outstanding immediately prior to the Effective Time shall, in accordance with its terms, automatically be deemed to be exercised on a cashless basis (a “Cashless Exercise”) immediately prior to, and contingent upon the occurrence of, the Effective Time. Each Share issued upon such Cashless Exercise shall be treated in the same manner as all other Shares outstanding at the Effective Time and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(a). For the avoidance of doubt, the number of Shares issuable upon Cashless Exercise of each In the Money Company Warrant shall be determined in accordance with the cashless exercise formula set forth in the applicable Company Warrant, with the fair market value per Share for purposes of such formula being equal to the Merger Consideration, which the parties hereby agree constitutes the “fair market value” of a Share for purposes of Section 1.3 (or any analogous provision) of each Company Warrant.

(e) Each Out of the Money Company Warrant that is outstanding immediately prior to the Effective Time shall automatically be deemed to be exercised into the number of Shares subject to such Out of the Money Company Warrant and shall thereupon at the Effective Time be converted automatically into and shall thereafter represent the right to receive one CVR for each Share subject to such Out of the Money Company Warrant, and therefore the holder thereof will become entitled to receive amounts payable in respect of the CVRs in accordance with the CVR Agreement.

(f) From and after the Effective Time, (i) each In the Money Company Warrant shall represent solely the right to receive the Merger Consideration in respect of the Warrant Shares issuable upon the Cashless Exercise of such In the Money Company Warrant as provided in Section 2.1(d), and (ii) each Out of the Money Company Warrant shall represent solely the right to receive a CVR in respect of the Warrant Shares and the applicable payments, if any, under Section 2.1(e).

(g) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(i) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event (excluding, in each case, the Perpetual Preferred Redemption contemplated by Section 2.1(c)); provided, that nothing in this Section 2.1(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Other Equity-Based Awards; Treatment of Warrants.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company other than the Company ESPP, including, but not limited to, the Company’s 2010 Long Term Incentive and Stock Award Plan, as amended, and inducement awards granted outside of a plan (the “Company Stock Plans”), whether vested or unvested as of immediately prior to the Effective Time, that has an exercise price per Share that is less than the sum of (x) the Closing Amount and (y) the fair market value, measured as of the Closing Date (or such earlier practicable time so as to permit timely measurement and settlement of such Company Stock Option), of one CVR (each, a “Terminating Company Stock Option”), that is outstanding immediately prior to the Effective Time shall, become fully vested and be cancelled, and in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Terminating Company Stock Option as soon as practicable following the Effective Time (A) an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the excess of the Closing Amount over the exercise price per Share under such Terminating Company Stock Option and (ii) the number of Shares subject to such Terminating Company Stock Option (such amount, the “Terminating Company Stock Option Cash Consideration”), and (B) one CVR for each Share subject to such Terminating Company Stock Option. Parent shall cause the Surviving Corporation to pay or cause to be paid to former holders of Terminating Company Stock Options the Terminating Company Stock Option Cash Consideration as soon as practicable following the Effective Time (and in no event later than ten (10) Business Days after the Effective Time) and amounts payable in respect of the CVRs in accordance with the CVR Agreement. For the avoidance of doubt, to the extent that the cash proceeds payable in respect of a Terminating Company Stock Option are less than the required Tax withholding in respect of such Terminating Company Stock Option, such Tax amounts may be withheld from any other cash amounts otherwise payable to the holder of such Terminating Company Stock Option in connection with the Merger, including, without limitation, payments in respect of other Terminating Company Stock Options, Shares, Terminating Company RSUs, and Converted PSUs held by such holder.

(b) As of immediately prior to the Effective Time, without any action on the part of any holder and conditioned upon the occurrence of the Effective Time, each Company Stock Option that does not constitute a Terminating Company Stock Option (an “Out of the Money Option”) and that is outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor.

(c) At the Effective Time, each restricted stock unit award in respect of Shares granted under any Company Stock Plan, which includes, for the avoidance of doubt, the portion of each Company Equity Award that, at grant, was a Company PSU but as to which, as of immediately prior to the Effective Time, the “Performance-Requirement” (as the term “Performance-Requirement” is defined and set forth in the applicable award agreement governing such Company Equity Award) has been achieved (each, a “Company RSU”) (each, a “Terminating Company RSU”), that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and be cancelled and converted into the right to receive (A) an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the number of Shares subject to such Terminating Company RSU and (ii) the Closing Amount (such amount, the “Terminating Company RSU Cash Consideration”), and (B) one CVR for each Share subject to such Terminating Company RSU. Parent shall cause the Surviving Corporation to pay or cause to be paid to former holders of Terminating Company RSUs the Terminating Company RSU Cash Consideration as soon as practicable following the Effective Time (and in no event later than ten (10) Business Days after the Effective Time) and amounts payable in respect of the CVRs in accordance with the CVR Agreement.

(d) Immediately prior to, but contingent on, the Effective Time, the portion of each performance stock unit award in respect of Shares granted under any Company Stock Plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time and that is not treated as a Terminating Company RSU pursuant to Section 2.2(c) shall, automatically and without any required action on the part of the holder thereof, be automatically converted into and substituted with a restricted stock unit award (each, a “Converted PSU”) with respect to a number of Shares equal to either (x) for each Company PSU granted on or after March 1, 2026, the excess of (A) 100% of the “Target Shares” (as the term “Target Shares” is defined and set forth in the applicable award agreement governing such Company PSU) underlying such Company PSU over (B) the number of “Target Shares” as to which, as of immediately prior to the Effective Time, the “Performance-Requirement” has been achieved, or (y) for each Company PSU granted prior to March 1, 2026, the excess of (A) the percentage of the “Target Shares” underlying such Company PSU as to which the “Performance-Requirement” would be satisfied if the “Closing Price” (as defined in the applicable award agreement governing such Company PSU) were equal to the Closing Amount over (B) the number of “Target Shares” as to which, as of immediately prior to the Effective Time, the “Performance-Requirement” has been achieved. For the avoidance of doubt, Company PSUs granted prior to March 1, 2026, shall in all events be deemed to have achieved any “Performance-Requirement” that is equal to or less than the Closing Amount. Each Converted PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (A) an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the product of (i) the number of Shares subject to such Converted PSU and (ii) the Closing Amount (such amount, the “Converted PSU Cash Consideration”), and (B) one CVR for each Share subject to such Converted PSU. Parent shall cause the Surviving Corporation to pay or cause to be paid to former holders of Converted PSUs the Converted PSU Cash Consideration as soon as practicable following the Effective Time (and in no event later than ten (10) Business Days after the Effective Time) and amounts payable in respect of the CVRs in accordance with the CVR Agreement.

(e) As of immediately prior to the Effective Time, without any action on the part of any holder and conditioned upon the occurrence of the Effective Time, the portion of each Company PSU that does not constitute a Terminating Company RSU or become converted into a Converted PSU (each, an “Untriggered PSU”) and that is outstanding immediately prior to the Effective Time (including pursuant to any extension approved by the Company Board or any committee thereof) shall be cancelled and, in exchange therefor, the Surviving Corporation shall issue or shall cause to be issued to each former holder of any such cancelled Untriggered PSU one CVR with respect to each Share subject to such Untriggered PSU, and therefore, in accordance with the terms of the CVR Agreement, each such former holder may become entitled to receive amounts payable in respect of the CVRs in accordance with the CVR Agreement.

(f) As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company’s 2015 Employee Stock Purchase Plan, as amended, or the Company’s 2025 Employee Stock Purchase Plan (each, a “Company ESPP”)) shall take all actions necessary to provide that (i) no new offering period shall commence under any Company ESPP on or after the date of this Agreement, (ii) no individual who is not participating in a Company ESPP as of the date of this Agreement may commence participation therein, (iii) no participant may increase his or her rate of payroll contributions under any Company ESPP from the rate in effect as of the date of this Agreement, (iv) each Company ESPP shall terminate no later than immediately prior to the Effective Time, and (v) any outstanding offering period under any Company ESPP shall be shortened so that a purchase date shall occur under such Company ESPP on or prior to the date that is five Business Days prior to the anticipated Closing Date (or such other date as may be mutually agreed by the Company and Parent), and each participant’s accumulated payroll contributions under any Company ESPP shall be used to purchase Shares in accordance with the terms of the applicable Company ESPP on such purchase date, with any remaining amounts refunded to participants as soon as practicable. Any Shares purchased under a Company ESPP in accordance with this Section 2.2(f) shall be treated as outstanding Shares for purposes of Section 2.1(a).

(g) Prior to the Effective Time, the Company, through the Company Board (or, if applicable, an appropriate committee thereof), shall adopt such resolutions and take all such actions as are required to (i) effectuate the provisions of this Section 2.2, including with respect to the Company Stock Plans, the Company ESPPs, and all outstanding Company Stock Options, Company RSUs and Company PSUs and (ii) ensure that, as of the Effective Time, (x) the Company Stock Plans will terminate and (y) no holder of any Company Equity Award or any right to receive a Company Equity Award, or any participant in a Company Stock Plan or any other employee incentive or benefit plan, program, or arrangement or any non-employee director plan maintained by the Company or a Subsidiary will have any right to acquire, or other right in respect of, any capital stock of the Company, the Surviving Corporation, or any of their respective Subsidiaries, except the right to receive the payments contemplated by Section 2.2(a), Section 2.2(b), Section 2.2(c) and Section 2.2(d) in cancelation and settlement thereof or, as applicable, payments under the CVR Agreement. Prior to the adoption thereof, the Company will provide Parent with a copy of all resolutions or corporate actions (the form and substance of which will be subject to reasonable review and comment by Parent, which comments the Company will consider in good faith) evidencing such actions.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider reasonably acceptable to the Company to act as the paying agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which stockholders of the Company, holders of Series X Preferred Shares and holders of Company Warrants and, to the extent the Perpetual Preferred Redemption is consummated at or after the Effective Time, holders of Perpetual Preferred Stock, shall each become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares, Series X Preferred Shares and Company Warrants for the Merger Consideration.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of record immediately prior to the Effective Time of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of Series X Preferred Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(b) in respect of such Series X Preferred Shares (subject to deduction for any required withholding Tax), upon surrender of the certificate(s) or book-entry evidence representing such Series X Preferred Shares (or, in the case of uncertificated Series X Preferred Shares represented by book entry, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent), and such Series X Preferred Shares shall then be cancelled.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(e) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Article II, without any interest thereon.

(f) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Closing Amount (such amount, after having given effect to applicable Tax withholdings, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment, and in each case of clauses (i) and (ii) such Shares held of record by DTC or its nominees shall be cancelled at the Effective Time.

(g) All cash paid upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company with respect to the Shares and the Series X Preferred Shares shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(h) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of American and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent.

(i) At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Closing Amount payable upon due surrender of their Certificate or Book-Entry Shares. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of the Shares two years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(k) Promptly following the Effective Time, and in any event no later than five (5) Business Days following the Effective Time, Parent shall cause the Surviving Corporation or the Paying Agent to pay to each former holder of an In the Money Company Warrant an amount in cash (without interest) equal to the product of (i) the number of Warrant Shares issuable upon the Cashless Exercise of such In the Money Company Warrant (as determined in accordance with the cashless exercise formula set forth in the applicable Company Warrant, with the fair market value per share for purposes of such formula being equal to the Closing Amount) and (ii) the Merger Consideration, less any applicable Tax withholding in accordance with Section 2.4. Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by such holder or, if no such account is designated, by check mailed to the address of such holder as reflected in the records of the Company.

Section 2.4 Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Warrants, Series X Preferred Shares, Perpetual Preferred Stock, Depositary Shares, Company Stock Options, Company RSUs, Company PSUs or otherwise pursuant to this Agreement (including the issuance of, and payments under, the CVRs) such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares.

(a) Assuming and effective upon the consummation of the Perpetual Preferred Redemption, no holder or former holder (whether prior to or at the Effective Time) of any share of Perpetual Preferred Stock shall be entitled to any rights under or pursuant to the NRS Dissenter Provisions as to such share of Perpetual Preferred Stock in connection with this Agreement or any of the transactions contemplated hereby, including the Merger.

(b) Pursuant to the BVF Support Agreement, each party thereto that is a holder of any share of capital stock of the Company (including any Share and any Series X Preferred Share) has irrevocably waived any and all rights such stockholder may have under or pursuant to the NRS Dissenter Provisions with respect to such stockholder’s Shares, Series X Preferred Shares, and other securities of the Company that may become subject to the BVF Support Agreement as provided in Section 3.4 thereof (including any Conversion Shares (as defined in the Series X Certificate of Designation) issuable upon the conversion of such stockholder’s Series X Preferred Shares in accordance with the terms and conditions of the Series X Certificate of Designation) in connection with in connection with this Agreement and the transactions contemplated hereby, including the Merger.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that any holders of Shares are entitled to any rights under or pursuant to the NRS Dissenter Provisions, any Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for dissenter’s rights under and pursuant to the NRS Dissenter Provisions and not effectively withdrawn or lost such holder’s dissenter’s rights (any such Shares, the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall instead be entitled to receive such consideration as shall be determined pursuant to the NRS Dissenter Provisions (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist and such holder shall cease to have any rights with respect thereto other than the right to receive the “fair value” of such Dissenting Shares as determined in accordance with NRS Dissenter Provisions); provided, however, that if any such holder shall have failed to perfect or shall have waived, effectively withdrawn or lost his, her or its right to dissent under the NRS Dissenter Provisions (whether occurring before, at or after the Effective Time), or a court of competent jurisdiction shall have determined that such holder is not entitled to such a right to dissent and payment under the NRS Dissenter Provisions, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt written notice of any notices or demands for dissent or appraisal of any shares of any class or series of the Company’s capital stock under or pursuant to the NRS Dissenter Provisions, any effective or attempted withdrawals of such notices or demands, and any other instruments served or made, or purporting to be served or made pursuant to the NRS Dissenter Provisions and received by the Company in connection with the Merger, and (ii) the opportunity to direct all discussions, negotiations and proceedings with respect to such demands for dissent or appraisal or any such assertion of a purported right of dissent or purported demand for appraisal under the NRS Dissenter Provisions. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to or settle or compromise or offer to settle or compromise any such demand or proceeding, or agree to do any of the foregoing. The Company, the Surviving Corporation, Parent and Merger Sub shall comply in all respects with the applicable provisions, if any, of the NRS Dissenter Provisions.

Section 2.6 Tax Treatment(a) . The parties intend and agree that, for U.S. federal income tax purposes, (i) the Holding Company Reorganization, together with the RemainCo Conversion, shall be treated as a reorganization described in Section 368(a)(1)(F) of the Code; (ii) the payment of the CVRs as a portion of the Merger Consideration shall be treated as a redemption by HoldCo that qualifies as a sale or exchange under Section 302(b) of the Code and the principles set forth in Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954); and (iii) the CVRs shall be treated as trust interests in the CVR Trust, which shall be treated as a disregarded entity (the “Intended Tax Treatment”). The parties hereto shall not take any position on any Tax Return that is contrary to the Intended Tax Treatment unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished by the Company with the SEC and publicly available the day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure) (provided that such deemed disclosure shall not apply to any of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.24 or the corresponding sections (or subsections) of the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Significant Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) The Company has previously furnished or otherwise made available to Parent true and complete copies of the Company’s articles of incorporation and each certificate of designation applicable any class or series of capital stock of the Company (the “Company Articles”), the Company’s bylaws (the “Company Bylaws”), and equivalent organizational documents of each of the Subsidiaries of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Articles or Company Bylaws in any material respect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation and bylaws, or equivalent organizational or governing documents, in each case, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 277,333,332 Shares, (ii) 1,000,000 shares of Company Preferred Stock, of which (A) 5,003 shares are designated as Series X Preferred Stock, (B) 984,000 shares are designated as 8.625% Series A Cumulative Perpetual Preferred Stock and (C) 3,600 shares are designated as 8.375% Series B Cumulative Perpetual Preferred Stock. As of the close of business on April 23, 2026 (the “Capitalization Date”), (A) 12,129,405 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (B) no Shares were held in treasury, (C) 984,000 shares of Series A Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (D) 1,760.5 shares of Series B Preferred Stock were outstanding (represented by 1,760,500 Depositary Shares), all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (E) an aggregate of 3,124,652 Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards or the exercise of outstanding Company Stock Options, Company RSUs, and Company PSUs (assuming target performance level) issued pursuant to the Company’s Stock Plans, of which 7,875 Shares were subject to Company PSUs as to which the applicable target performance level had been achieved but which had not yet been released or settled as of the Capitalization Date, (F) an aggregate of 131,177 Shares were subject to issuance pursuant to outstanding Company Warrants, and (G) an aggregate of 5,003,000 Shares were issuable upon conversion of all outstanding Series X Preferred Shares (without regard to the Beneficial Ownership Limitation (as defined in the Series X Certificate of Designation)). From the close of business on the Capitalization Date to the date hereof, there have been no issuances of (I) any Shares or any other equity or voting securities or interests in the Company other than issuances of Shares pursuant to the exercise, vesting or settlement, as applicable, of the Company Plans outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company Equity Awards or (II) other than as expressly permitted by Section 5.1.

(b) Except as set forth in Section 3.2(a) above and except for changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options, Company RSUs, and Company PSUs outstanding on such date in compliance with Section 5.1, as of the date of this Agreement, (1) there are no outstanding or authorized (I) shares of capital stock or other voting securities or equity interests of the Company, (II) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company or (III) options or other rights to acquire from the

Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or equity interests of the Company, (2) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or equity interests of the Company and (3) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c) The Company and its Subsidiaries have no authorized or outstanding indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities, securities or interests convertible into or exchangeable for capital stock or voting securities of the Company.

(d) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. As of the date of this Agreement, (A) there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company or (2) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, sell or transfer, any capital stock, other equity interests, voting securities, securities or interests convertible into or exchangeable for capital stock, other equity interests, voting securities or interests of any Subsidiary of the Company, (B) there are no other outstanding or authorized options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound, and (C) there are no outstanding or authorized restricted shares, restricted stock units, performance shares, contingent value rights, stock appreciation, phantom stock, profit participation or similar rights with respect to the securities or interest of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party or is bound.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each outstanding Company Warrant, including (i) the holder thereof, (ii) the date of issuance, (iii) the number of Shares subject thereto, (iv) the exercise price per share, (v) the expiration date and (vi) whether such Company Warrant constitutes an In the Money Company Warrant or an Out of the Money Company Warrant (determined as of the date hereof based on the Closing Amount). Each Company Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has made available to Parent true and complete copies of each Company Warrant (including all amendments, modifications or waivers thereto). Except as set forth in Section 3.2(e) of the Company Disclosure Letter, there are no other outstanding warrants, options or other rights to purchase or acquire Shares or other equity securities of the Company.

(f) Section 3.2(f) of the Company Disclosure Letter contains a true and complete list, as of the Capitalization Date, of each outstanding Series X Preferred Share and the name of the record and beneficial holder of such Series X Preferred Share.

(g) Section 3.2(g) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on the Capitalization Date, of all outstanding awards granted under any Company Stock Plan or otherwise (collectively, “Company Equity Awards”), including the following information with respect to each Company Equity Award, if applicable: (i) the type of Company Equity Award, (ii) the number of Shares subject to such Company Equity Award (at target and at maximum performance), (iii) the name of the Company Stock Plan under which such Company Equity Award was granted, (iv) the date of grant, (v) the per-Share exercise or purchase price, (vi) the name of the holder thereof, (vii) the country of residence of the holder thereof, and (viii) the applicable vesting schedule and current vested status. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all award agreements evidencing outstanding Company Equity Awards. All Company Stock Options can be cancelled unilaterally by the Company without the Company Equity Award holder’s (or any other Person’s) consent in connection with the consummation of the Merger (including all Company Stock Options that have a per-Share exercise price equal to or greater than the Closing Amount such that no payment will be made in connection with such cancelation). Each Company Equity Award was granted in accordance in all material respects with the terms of the applicable Company Stock Plan and award agreement governing the terms of such Company Equity Award.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority of the combined voting power of the outstanding Shares pursuant to NRS 92A.120(5) (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. No separate class or series vote of the holders of Series X Preferred Shares or any other class or series of capital stock of the Company is required in connection with the consummation of the Merger or the other transactions contemplated by this Agreement, including the Holding Company Reorganization and the CVR Spin, other than any consent required under the Series X Certificate of Designation, which consent shall have been obtained prior to or concurrently with the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of the Company (the “Company Board”) has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.3, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). Except for any change, modification or rescission of such recommendation by the Company Board expressly permitted by this Agreement following the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Articles or Company Bylaws or the equivalent organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all notices and filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment, injunction, decree or other legally enforceable requirement of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the loss of a benefit under or the imposition of any additional payment or other liability under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, regulatory (including stock exchange) or administrative authority, agency, division or commission or any judicial, arbitral, or other governmental body of competent jurisdiction (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings as necessary to comply with the applicable requirements of The Nasdaq Stock Market (“Nasdaq”), (iv) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has timely filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto and all other information incorporated by reference) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) The consolidated financial statements of the Company (including any related notes and schedules thereto) included in or incorporated by reference into the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or by other rules and regulations of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end adjustments that were not and would not be expected to be material in amount.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2023, neither the Company, nor to the knowledge of the Company, any of the Company’s auditors and the audit committee of the Company Board has identified or been made aware of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2025 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since January 1, 2026, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events.

(a) Since January 1, 2026 through the date of this Agreement, there has not occurred any event, change, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since January 1, 2026 through the date of this Agreement, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of, or require consent of Parent under Section 5.1(i), (iii), (iv), (v), (vii), (ix), (xi), (xii), or (xvi).

Section 3.9 Litigation; Orders. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation by or before any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any ruling, order, judgment, injunction or decree of any Governmental Entity.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective businesses or properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Since January 1, 2023, no Governmental Entity has issued any notice or notification to the Company or any of its Subsidiaries stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, registrations, consents, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, and since January 1, 2023, there has occurred no default or non-compliance under any Permits by the Company or any of its Subsidiaries, in each case except where the failure to be in full force and effect and to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. As used herein, the term “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)), and each stock purchase, stock option, phantom equity, equity or equity-based, severance, employment, consulting, change-in-control, retirement, pension, health, welfare, fringe benefit, bonus, commission, incentive, deferred compensation, compensatory, or other employee benefit contract, plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or unwritten, or legally binding or not, under which any current or former employee or other individual service provider of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had, has, or could reasonably be expected to have, any present or future liability (including on account of an ERISA Affiliate).

(b) With respect to each material Company Plan, the Company has furnished to Parent a current, true and complete copy thereof (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the three most recent (A) Annual Reports (Form 5500 Series) and attached schedules, (B) audited financials, and (C) actuarial reports, (iv) a current and complete copy of such Company Plan’s summary plan description and summaries of material modifications, and (v) all material communications with any Governmental Entity within the twelve months prior to the date hereof.

(c) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established, operated, maintained, and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Law, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received, or is maintained pursuant to a prototype document that has received, a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any Company Plan, any fiduciaries thereof with respect to their duties to any Company Plan or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(v) no Company Plan is a (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) a plan, arrangement, or account subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA, (C) a “multiple employer plan” (as defined in Section 413(c) of the Code), (D) a “funded welfare plan” (within the meaning of Section 419 of the Code), or (E) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA);

(vi) no Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, welfare benefits, including death or medical benefits (whether or not insured), with respect to any current or former service provider beyond a termination of service, other than (i) coverage mandated by applicable Law or (ii) through the end of the calendar month in which such termination occurs.

(d) (i) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (ii) no such payment will be nondeductible to the Company pursuant to Section 280G of the Code.

(e) The Company has no obligation to indemnify any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(f) There is no present intention that any Company Plan be materially amended, suspended, or terminated, or that any contract, plan, agreement, program, policy or other arrangement be adopted or implemented that would constitute a Company Plan if it were in effect on the date hereof.

Section 3.12 Labor Matters.

(a) Except as has not had, and could not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate, since January 1, 2022, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining and labor relations, unemployment compensation, workers’ compensation, employee leaves, equal employment opportunity and pay equity, age and disability discrimination, immigration control and work authorizations, employee and independent contractor classification, information privacy and security, the payment and withholding of Taxes, harassment, retaliation, occupational safety and health standards, terms and conditions of employment, employee trainings and notices, automated employment decision tools, whistleblowing, government contracting and subcontracting, and plant closures and layoffs.

(b) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is, and in the past three years there have been, no labor dispute, labor grievance, labor arbitration, strike, work stoppage, slowdown, picketing, or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as has not had and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Company, since January 1, 2023, there has not been any activity by a labor union, labor organization, or similar employee group to organize any employees of the Company or any of its Subsidiaries. Except as has not had, and could not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate, there is no (i) unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or Governmental Entity, and to the knowledge of the Company, no such charge or complaint is threatened, or (ii) representation claim or petition pending before the National Labor Relations Board or any other labor relations tribunal or Governmental Entity, and to the knowledge of the Company, no such representation claim or petition is threatened.

(d) There is no pending, or to the knowledge of the Company threatened, Action against or affecting the Company or any of its Subsidiaries by any Governmental Entity or any current or former employee, officer, director, or independent contractor (or prospective employee, officer, director, or independent contractor) of the Company or any of its Subsidiaries in connection with the employment or service of such individual, or the consideration of such individual for employment or service, with the Company or any of its Subsidiaries, including without limitation any Action alleging the violation of any labor or employment Law. Except as has not had, and could not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate, neither the Company nor any of its Subsidiaries is or has been a party to or is otherwise bound by any citation, decree, or Action by any Governmental Entity relating to any current or former employee, officer, director, or independent contractor (or prospective employee, officer, director, or independent contractor) of the Company or any of its Subsidiaries or employment practices, and there are no conciliation agreements, noncompliance findings, or audits pending or in effect with respect to any current or former employee, officer, director, or independent contractor (or prospective employee, officer, director, or independent contractor) of the Company or any of its Subsidiaries or the employment practices of the Company or any of its Subsidiaries.

(e) There are, and since January 1, 2022, except as has not had, and could not reasonably be expected to result in, a Material Adverse Effect, individually or in the aggregate, there have been (i) no allegations of illegal sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct made, initiated, filed, or to the knowledge of the Company, threatened against the Company or any Subsidiary or against any current or former executive, officer, or supervisory employee of the Company or any of its Subsidiaries in his or her capacity as such, (ii) to the knowledge of the Company, no incidents of any such illegal sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct have occurred in the workplace, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct by any of the individuals described in clause (i) hereof.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and since January 1, 2023, have been in compliance with all applicable Environmental Laws, and possess and are, and since January 1, 2023, have been in compliance with all applicable Environmental Permits required under such Environmental Laws to operate their respective businesses and properties; (ii) (A) there are no Materials of Environmental Concern at any property owned, leased or operated by the Company or any of its Subsidiaries, and (B) there have been no releases of Materials of Environmental Concerns at, on, about, under or migrating from any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, except in each case of (A) and (B) under circumstances that are not reasonably likely to result in liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing, and (v) neither the Company nor any of its Subsidiary is subject to any outstanding order, writ, judgment, award, injunction or decree of any Governmental Entity relating to any Environmental Law.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state, or local Laws protecting the environment (including ambient air, soil, sediment, surface water or groundwater) or human health and safety (to the extent relating to Materials of Environmental Concern) or otherwise relating to pollution, contamination, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Materials of Environmental Concern, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.14 Taxes. Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, accurate, true and complete; and all Taxes due and owing by the Company have been timely and fully paid;

(b) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax;

(c) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith through appropriate proceedings diligently pursued;

(d) as of the date of this Agreement, there are no proceedings (including any audit, examination, document request, assessment or collection action) now pending, or to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax; the Company has not consented to extend the time in which any material Tax may be assessed or collected by any taxing authority, which extension is still in effect; no jurisdiction outside the United States has ever made a claim that the Company is or may be subject to net income taxation in such jurisdiction; and the Company is not and has not been a party to a “listed transaction” as described in Code Section 6707A(c)(2) or Treasury Regulation §1.6011-4(b);

(e) the Company is not bound by or has any obligation under any Tax allocation, sharing or indemnity agreement (other than any commercial agreement or agreement entered into in the ordinary course of business for which Tax was not the principal purpose); nor is it a partner or member of any entity treated as a partnership for Tax purposes or been a member of a group that has filed a consolidated federal income tax return;

(f) the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date attributable to, prior to the Closing Date, any (i) change in method of accounting, (ii) “closing agreement” as described in Section 7121 of the Code (or similar provision of state, local, or non-U.S. income tax law), (iii) installment sale or open transaction disposition outside the ordinary course of business or (iv) advanced payments or prepaid or deposit amounts outside of the ordinary course of business;

(g) all Taxes that the Company has been obligated to withhold or collect from amounts paid, owing or allocable to any person have been withheld, collected and paid over to the proper Taxing authority in accordance with applicable Law.

(h) As used in this Agreement:

(i) “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

Section 3.15 Contracts.

(a) Except for this Agreement, any Company Plan and except as listed in Section 3.15(a) of the Company Disclosure Letter (including, for each disclosure, reference to the applicable subsection of this Section 3.15(a)), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any of the following categories of Contracts (each such Contract, a “Material Contract”):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) whether or not filed by the Company with the SEC;

(ii) any Contract that (A) restricts in any material respect the ability of the Company or any of its Subsidiaries to freely engage in or compete in any line of business, therapeutic area, or geographic market, (B) grants or obligates the Company or any of its Subsidiaries to grant any “most favored nation,” most-favored pricing, or similar economic term, or (C) contains exclusivity obligations, rights of first refusal, rights of first negotiation, or similar preferential rights in favor of a third party, including in respect of the acquisition of royalty interests or other biopharma assets;

(iii) any Contract, including any ancillary or sub agreements thereto, relating to (A) the acquisition, sale, transfer, financing or monetization of royalties, milestone payments, revenue interests, contingent payments or other economic rights relating to pharmaceutical or biotechnology products or product candidates, including royalty purchase agreements, revenue interest financing agreements, milestone purchase agreements, royalty participation agreements, profit sharing agreements or similar arrangements, or (B) the acquisition or disposition of equity interests of any Person (including by merger, equity sale, capital contribution or otherwise), in each case, entered into since January 1, 2023 and involving consideration in excess of $2,000,000;

(iv) any Contract, including any ancillary or subagreements thereto, providing for the licensing, sublicensing, development or commercialization of pharmaceutical or biotechnology products or product candidates that are in Phase 2 trials (or a later stage of development) that could reasonably be expected to generate payments to or from the Company or any of its Subsidiaries in excess of $1,000,000 in the 12-month period following Closing;

(v) any Contract with any vendor, supplier or other similar commercial counterparty of the Company that provides for payments to or from the Company or its Subsidiaries in excess of $250,000 in the aggregate over the remaining term of such Contract which cannot be cancelled by the Company or its Subsidiaries without penalty or further payment without more than ninety (90) days’ notice (other than Contracts described in clauses (ii) through (iv));

(vi) any Contract under which the Company or any of its Subsidiaries is or may be liable for any indebtedness in an aggregate principal amount in excess of $2,000,000;

(vii) any Contract with respect to the creation, formation, governance or control of any partnerships, joint ventures, strategic alliance or similar collaboration or revenue sharing arrangement with any third party person;

(viii) any Contract (other than (i) any Contract that is a nondisclosure agreement entered into in connection with discussions, negotiations and transactions related to this Agreement, or (ii) the Contracts described in clauses (ii) through (iv) above) that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to acquire or dispose of, as applicable, any of the foregoing;

(ix) any Contract that relates to the sale, transfer or other disposition of a business or assets by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has any continuing indemnification, guarantee, or similar contingent obligations in connection with any prior disposition of assets or rights in excess of $2,000,000;

(x) any Contract providing for derivative transactions, hedging arrangements, interest rate swaps or similar instruments with a notional amount or value in excess of $5,000,000;

(xi) any Contract that includes material diligence, material development, material commercialization or material funding obligations imposed on the Company or any of its Subsidiaries in connection with royalty-bearing or milestone-bearing products or product candidates;

(xii) any Contracts that are Contracts for the employment or engagement of any individual on a full-time, part-time or consulting basis and provide for annual compensation in excess of $250,000 per year except for any such Contract that may be cancelled without penalty or termination payments by the Company or any of its Subsidiaries upon notice of 30 days or less;

(xiii) any Contracts that are conciliation, settlement or similar agreements pursuant to which the Company or any of its Subsidiaries will be required to (x) make payments in excess of $1,000,000 individually or $2,500,000 in aggregate or (y) satisfy any material non-monetary obligation;

(xiv) any Contracts that are with any Affiliates of the Company or any of its Subsidiaries (other than any contract, agreement or instrument between the Company or any of its wholly owned Subsidiaries and the Company or another of its wholly owned Subsidiaries);

(xv) any lease, sublease, license or similar use, co-working service and occupancy Contract, in accordance with which the Company or any of its Subsidiaries uses or occupies any real property with remaining annual payments in excess of $1,000,000; or

(xvi) any Contract to enter into any of the foregoing.

(b) True and complete unredacted copies of the Material Contracts to which the Company or any of its Subsidiaries is a party as amended through the date hereof have been made available to Parent. Other than such Material Contracts as have expired in accordance with their respective terms and with respect to which neither the Company nor any of its Subsidiaries has any material liability or obligation, each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. To the knowledge of the Company, none of the Material Contracts has been canceled or otherwise terminated (other than such Material Contracts as have expired in accordance with their respective terms) and neither the Company nor any of its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination or any material default or, to the knowledge of the Company, is aware of any facts as of the date hereof that are reasonably likely to lead to such cancellation or termination or material default, in each case with respect to a Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used and except for liens for Taxes not yet delinquent or liens for Taxes being contested in good faith by appropriate proceedings diligently pursued), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.19.

Section 3.18 Real Properties.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has made available to Parent a true and complete copy of each such

Lease document. Except as set forth in Section 3.18(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to Parent pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in the breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing, (iii) neither the Company or Subsidiaries nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iv) there are no liens or encumbrances on the estate or interest created by such Lease.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Trademarks, Patents, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries or exclusively licensed to the Company or any of its Subsidiaries on the date hereof and that are material to the respective businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All Company Registered IP is, in all material respects, subsisting, valid and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP. None of the Company Registered IP has been cancelled, abandoned or adjudicated invalid or unenforceable, all Company Registered IP is registered or held of record in the name of the Company or one of its Subsidiaries, and all renewals and maintenance fees in respect of the Company Registered IP which were due prior to the date of this Agreement have been duly paid.

(b) Section 3.19(b) of the Company Disclosure Letter contains a complete and accurate list of all (i) Contracts pursuant to which Intellectual Property that is material to the Company’s and its Subsidiaries’ respective businesses is licensed to the Company or any of its Subsidiaries (excluding generally commercially available, off-the-shelf software programs and software services, licensed to the Company or any of its Subsidiaries pursuant to standard terms) and (ii) Contracts pursuant to which the Company or any of its Subsidiaries grants a license, covenant not to sue or similar right to any Person in or to any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (excluding (x) Contracts between the Company or any of its Subsidiaries and any of its or their employees or independent contractors made on the Company’s or its Subsidiaries’ standard form, (y) Contracts in which a non-exclusive license in or to any Intellectual Property is incidental to the primary purpose of the contract, and (z) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business) (the “Company Owned IP”) (all such Contracts listed or excused from listing on Section 3.19(b)(i) and 3.19(b)(ii) of the Company Disclosure Letter, collectively, the “IP Licenses”).

(c) The Company or its Subsidiaries exclusively owns and possesses all right, title and interest in and to, free and clear of all Liens, or has the right under a valid and enforceable license set forth on Section 3.19(c) of the Company Disclosure Letter to use all Intellectual Property necessary for or used in the operation of the Company’s and its Subsidiaries’ respective businesses as presently conducted (collectively, the “Company IP”).

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) any loss or impairment of any rights of the Company or any of its Subsidiaries under, or cause the Company or any of its Subsidiaries to be in violation of or default under, any IP License, (ii) any termination or modification of any IP License, (iii) the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company’s or any of its Subsidiaries’ use or exploitation of any Intellectual Property of any Person, (iv) a loss of, or Lien on, any Company IP, or (v) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Owned IP.

(e) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company’s and its Subsidiaries’ trade secrets and other material confidential information included in the Company Owned IP. Without limiting the foregoing, neither the Company nor any of its Subsidiaries has authorized the disclosure of any such trade secrets or confidential information to any third Person unless such disclosure was under a written nondisclosure agreement to maintain the confidentiality thereof, and, to the knowledge of the Company, there have been no unauthorized access, uses or disclosures of any trade secrets or confidential information included in the Company Owned IP.

(f) Each current or former director, officer, employee, manager, independent contractor, consultant, leased employee, vendor, or other service provider of the Company or any of its Subsidiaries who is or was involved in the development of any material Company Owned IP has executed a valid and enforceable written agreement assigning to the Company or any of its Subsidiaries (as applicable) all right, title and interest in and to any Intellectual Property developed by such Person, solely or jointly with others, in the course and scope of his or her employment or engagement by the Company or any of its Subsidiaries or the Company or any of its Subsidiaries is the sole and exclusive owner of all such Intellectual Property by operation of Law. No current or former director, officer, employee, manager, independent contractor, consultant, leased employee, vendor, or other service provider of the Company has any claim, right or ownership interest in any material Company Owned IP.

(g) (i) To the knowledge of the Company, the Company and its Subsidiaries are not infringing upon or misappropriating and have not infringed or misappropriated any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received in the two (2) years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring, (ii) to the knowledge of the Company, no third party is misappropriating or infringing or has misappropriated or infringed any Company Owned IP and neither the Company nor any of its Subsidiaries has asserted or threatened any claim against any Person alleging misappropriation or infringement of any Company Owned IP in the two (2) years prior to the date hereof, (iii) no Company Owned IP is subject to any outstanding ruling, order, judgment, injunction, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, and (iv) there are no claims made or threatened against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any Company IP or challenging the Company’s or any of its Subsidiaries’ ownership of any Company Owned IP or any right to use, commercialize or exploit any other Company Intellectual Property.

(h) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, reliability, integrity and security of the Company IT Systems, and (B) there has not been within the past two (2) years any material disruption to, or material interruption in, the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company or its Subsidiaries or give rise to liability under applicable data protection and Privacy Laws. In the past two (2) years, the Company and its Subsidiaries have not, to the knowledge of the Company, experienced any material incidents involving unauthorized or unlawful access to the Company IT Systems or personally identifiable information in the custody or control of the Company or its Subsidiaries.

Section 3.20 Healthcare Regulatory Matters.

(a) To the knowledge of the Company, no Person with respect to which the Company or any of its Subsidiaries holds economic rights relating to any pharmaceutical or biotechnology product or product candidate (each, a “Royalty Counterparty”) (i) is subject to any enforcement, regulatory or administrative proceeding alleging non-compliance with any Health Care Laws, (ii) since January 1, 2023, has received written notice (or, to the knowledge of the Company, other notice) threatening any such enforcement, regulatory or administrative proceeding, or (iii) since January 1, 2023, has received any warning letter, notice of violation of Health Care Laws, or similar correspondence from any Governmental Entity, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since January 1, 2023, to the knowledge of the Company, no Royalty Counterparty has received any written notice or other written correspondence from any Governmental Entity requiring or recommending a clinical hold, or the termination, suspension or material modification of any clinical trial relating to any product or product candidate that is subject to the Company’s economic rights, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to serve as the basis for such a clinical hold, termination, suspension or material modification.

(c) Since January 1, 2023, to the knowledge of the Company, no Royalty Counterparty has (i) made an untrue statement of material fact or a fraudulent statement to any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity, or (iii) been debarred or disqualified, excluded from participation in federal health care programs, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar legal requirement, (B) exclusion under 42 U.S.C. § 1320a-7 or any similar legal requirement, (C) disqualification pursuant to 21 C.F.R. § 312.70 or any similar legal requirement, or (D) any comparable result under applicable legal requirements in any foreign jurisdiction, and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to any of the foregoing.

Section 3.21 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law enacted under of any state Laws in the United States, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive (collectively, “Takeover Laws”) is or will be applicable to the Company, this Agreement, the Merger, or any other transactions contemplated hereby.

Section 3.22 Dissenter’s Rights. The Board of Directors of the Company has not adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) that provides or will provide, and no provisions of the Company Articles provide or will provide, any dissenter’s rights, appraisal rights, or similar rights to any holder of any shares of any class or series of capital stock of the Company as a result of or in connection with this Agreement, the Merger, or the other transactions contemplated hereby.

Section 3.23 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC and H.C. Wainwright & Co., LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. True and complete copies of the engagement letters between the Company and Leerink Partners LLC and H.C. Wainwright & Co., LLC have been made available to Parent prior to the date of this Agreement.

Section 3.25 Opinion of Financial Advisor. Leerink Partners LLC has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the foregoing, including the various assumptions, qualifications and limitations on the review undertaken by Leerink Partners LLC in preparing such opinion, the Closing Amount proposed to be paid to the holders of Shares pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to such holders. Promptly after the date of this Agreement, signed, a written copy of such opinion will be made available to Parent for informational purposes only (and on a non-reliance basis).

Section 3.26 International Trade Laws.

(a) The Company and its Subsidiaries are and for the past two years have been in material compliance with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate International Trade Laws. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of their respective directors, executives, employees, representatives or agents acting on behalf of the Company or its Subsidiaries, during the past five years: (i) is a Sanctioned Person; or (ii) has unlawfully conducted any business or engaged in any transaction involving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or unlawfully dealt in any property or interests in property of any Sanctioned Person.

(b) To the knowledge of the Company, during the past five years, no Action or notice has been filed or commenced against the Company or its Subsidiaries alleging any failure to comply with any International Trade Laws.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

(ii) “Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

(iii) “Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the parties to this Agreement; (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

(iv) “Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Export Control Joint Unit of the UK Department of International Trade, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the parties to this Agreement.

Section 3.27 Anti-Corruption.

(a) The Company and its Subsidiaries comply, and have at all times complied, with all Anti-Corruption Laws. Without limiting the generality of the foregoing, (a) neither the Company nor any of its Subsidiaries has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.

(b) The Company and its Subsidiaries, and to the knowledge of the Company, any of their respective officers, directors, employees, and agents, is not the subject of any action, proceeding, litigation, claim, or, to the knowledge of the Company, investigation, nor has the Company received any notice or communication from any Governmental Entity, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

(c) The Company maintains, and has maintained, compliance policies, procedures, and internal controls designed to promote and ensure compliance with applicable Anti-Corruption Laws.

Section 3.28 Reorganization. Subject to the terms of Section 5.21, the CVR Spin, the Holding Company Reorganization, the Asset/Liability Transfer and any related transactions will have been, prior to the Effective Time, duly and validly effected in compliance with the terms of this Agreement and, in all material respects, all applicable Laws. Each of HoldCo and HoldCo Merger Sub (as applicable) has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, instrument and document contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The consummation by each of the Company, HoldCo, HoldCo Merger Sub and RemainCo of the transactions contemplated hereby will have been at or prior to the Effective Time duly authorized by all necessary corporate or limited liability company action, as applicable, and no additional corporate or equityholder actions are required in connection therewith other than as expressly contemplated by this Agreement. Each of HoldCo and HoldCo Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and the other agreements contemplated hereby and, since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement and the performance of its obligations hereunder.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Except with respect to the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Nevada Secretary of State as required by the NRS. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any

Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required to be made under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market LLC, (iv) the filing with the Nevada Secretary of State of the Articles of Merger as required by the NRS and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any ruling, order, judgment, injunction or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Financing. Parent and Merger Sub currently have and will have, at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II (including the Merger Consideration, the Perpetual Preferred Redemption, payments in respect of Company Stock Options, Company RSUs, Company PSUs, and Company Warrants), and to pay all related fees and expenses.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Stifel, Nicolaus & Company, Incorporated and Citigroup Global Markets, Incorporated, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.12 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as permitted by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to preserve substantially intact its business organizations, material assets, and existing relationships with licensees, partners, counterparties to royalty purchase agreements and other material commercial partners.

(b) Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (i) as permitted by this Agreement, (ii) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) as expressly contemplated by Section 2.1(c) with respect to the Perpetual Preferred Redemption, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change the Company Articles, the Company Bylaws, or any similar governing instruments of the Company or, with respect to any Subsidiary of the Company, its articles of incorporation or certificate of incorporation or bylaws or its articles of organization or certificate of formation, or limited liability company agreement or operating agreement, or any similar documents or instruments that establishes the legal existence or governs the internal affairs of such Subsidiary of the Company;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to the exercise or settlement of Company Stock Options, Company RSUs, and Company PSUs or exercise or settlement of other awards outstanding as of the date hereof and in accordance with the terms of such instruments;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular dividends on the Perpetual Preferred Stock in accordance with the applicable certificate of designation, (ii) any dividend or other distribution of cash or other property received in connection with the settlement or other resolution of the Action set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, or (iii) any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries of the Company);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the exercise or settlement of Company Stock Options, Company RSUs, and Company PSUs or exercise or settlement of other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $1,500,000 individually or $2,500,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, license, lease or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than the sale of inventory and other assets, and the grant of non-exclusive licenses, in the ordinary course of business);

(vi) enter into, materially amend or modify or terminate (other than terminations without material penalty or loss of material benefit to the Company), or grant any material consent, or waive any material right under, any Material Contract, any other Contract that, if in effect as of the date hereof, would constitute a Material Contract, in each case other than in the ordinary course of business;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) make, or agree or commit to make, any capital expenditures which are not in accordance with the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter;

(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(x) except to the extent required by applicable Law (including Section 409A of the Code) or any Company Plan in effect as of the date hereof, or as contemplated by Section 5.7, (A) materially increase (or commit to increase) the compensation or benefits of any employee, independent contractor, director or officer of the Company or any Subsidiary, (B) materially amend, establish, enter into, modify, or adopt any Company Plan, (C) except as contemplated by this Agreement, accelerate the vesting or exercisability of, or the lapsing of restrictions with respect to, any stock options, other equity or equity-based compensation, or any other compensatory amount subject to vesting or forfeiture conditions, (D) pay or grant any rights to receive any severance or termination pay or any increase in severance or termination pay, (E) pay or award any bonus or bonus opportunity, retention, change in control or incentive compensation, (F) hire, engage, promote, or terminate any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, or (G) provide any funding for any rabbi trust or similar arrangement;

(xi) (A) terminate, modify, extend, or enter into any collectively bargaining agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Subsidiary;

(xii) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii) except with respect to the Action set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $2,500,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at date of most recent balance sheet;

(xiv) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xv) enter into, materially amend or modify or terminate, any leases of real property for which the remaining annual rental exceeds $500,000;

(xvi) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xvii) sell, assign, transfer, lease, license, abandon, let lapse, cancel, dispose of, or otherwise subject to any Lien or other encumbrance any Company Intellectual Property, except for non-exclusive licenses of Company Owned IP granted by the Company or its Subsidiaries in the ordinary course of business;

(xviii) (A) make or change any material Tax election, (B) change any annual Income Tax accounting period, or (C) change any material method of Tax accounting, in each case, to the extent such action may reasonably be expected to increase materially the Taxes of the Company or any of its Subsidiaries after the Closing; or

(xix) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(xviii).

(c) Parent’s prior written consent to any action restricted by this Section 5.1 shall be deemed granted on the earlier of (i) the date of delivery of such consent to the Company by Parent and (ii) the fifth Business Day after delivery by the Company to Parent in accordance with Section 8.4 of such written request for consent unless Parent notifies the Company to the contrary prior to such date.

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Acquisition Proposals.

(a) Except as set forth in this Section 5.3, the Company agrees that it shall not, and shall not permit or authorize any of its Subsidiaries or any of its or their directors or officers to, and shall use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries or afford access to the business, properties, assets, employees, consultants, books or records of the Company or any of its Subsidiaries to any Person that is reasonably expected to make, or has made, an Acquisition Proposal or (iii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.3 or to clarify terms for the purpose of the Company Board reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal. The Company agrees that it will promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal including, but not limited to, terminating the access to any existing electronic data rooms and ceasing to contact or communicate with such Persons; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to allow such Person to make a confidential Acquisition Proposal to the Company Board (if the “standstill” or similar obligation does not permit such Person to make such an Acquisition Proposal to the Company Board) or from granting such a waiver, in each case, to the extent necessary to comply with fiduciary duties under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(a) and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Subject to the permitted actions contemplated by clauses (d) and (e), neither the Company Board nor any committee thereof shall (i) effect an Adverse Recommendation Change; provided, that delivery of a written notice to Parent as contemplated by paragraph (d), or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Section 5.3, following receipt of a bona fide written Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.3 and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent five Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (2) the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal) and shall have contemporaneously or previously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three

Business Day period) and (3) that, subject to clause (ii), the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company and its Representatives shall have engaged in good faith with Parent (to the extent Parent wishes to engage) during such notice period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would still be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the Company shall have paid Parent the Termination Fee in accordance with Section 7.3(b)(ii) prior to or substantially concurrently with such termination.

(e) Notwithstanding anything to the contrary set forth in this Section 5.3, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent five Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii), the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such five Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not related to, and not reasonably expected to lead to, an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation, or any inquiry or request related to, or that would reasonably be expected to result in or lead to, an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and copies of material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof and provide Parent with copies of all material communications received by the Company or any of its Representatives from such Person or its Representatives related thereto.

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the

Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, that if any such position constitutes an Adverse Recommendation Change, the Company and the Company Board shall have first complied with clauses (d) or (e), as applicable.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person or group of Persons other than Parent or one of its Subsidiaries relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving: (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) the acquisition in any manner, directly or indirectly, of 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement, (C) the liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole or (D) any combination of the foregoing.

(ii) “Adverse Recommendation Change” means the Company Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is filed with the SEC or mailed to the Company’s stockholders; (c) recommending an Acquisition Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for Shares within 10 Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within 10 Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal; or (f) resolving or agreeing to take any of the foregoing actions.

(iii) “Intervening Event” means, with respect to the Company or its Subsidiaries, a material event occurring or arising after the date hereof that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting and (ii) does not relate to (A) an Acquisition Proposal or the receipt, existence, or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Shares or any other securities of the Company, or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period, in each case in and of itself, (C) changes to GAAP or applicable Law, (D) any effect, circumstance or development relating to Parent or Merger Sub or any of their respective affiliates, (E) results from a breach of this Agreement by the Company or (F) actions taken pursuant to this Agreement.

(iv) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be (A) more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal (including the legal, financial, financing, regulatory and other aspects of the proposal or offer, the Person making the proposal or offer, termination or break-up fees, expense reimbursement provisions, transaction consideration, conditionality, timing, certainty of regulatory approvals and likelihood of consummation), and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3) and (B) reasonably capable of being completed on the terms proposed, in each case taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal or offer,; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(i) The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting as such) shall be deemed to be a breach of this Agreement by the Company.

Section 5.4 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, and in any event within 20 Business Days following the date of this Agreement (unless otherwise mutually agreed in writing by Parent and the Company), the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC; provided, that if a CVR Structure Notice has been delivered pursuant to Section 5.21 and, as of the expiration of such 20 Business Day period, (i) the Negotiation Period has not yet expired or (ii) a dispute has been submitted in accordance with the terms of Section 5.21 and such determination remains pending, then the deadline for filing the Proxy Statement shall be automatically extended to the date that is 10 Business Days following the earliest of (A) the mutual agreement of the parties on a modification to the CVR Spin pursuant to Section 5.21, (B) the expiration of the Negotiation Period without agreement (at which point the Alternative CVR Structure shall be implemented pursuant to Section 5.21) and (C) the delivery of the arbitrator’s determination pursuant to Section 5.21, in each case so that the Proxy Statement, as filed, reflects the definitive structure of the merger consideration (including, if applicable, the Alternative CVR Structure and any conforming amendments to this Agreement). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments thereon, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such documents and responses and shall consider in good faith any comments proposed by Parent. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

(b) The Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable, and in no event more than three (3) Business Days (unless otherwise mutually agreed in writing by Parent and the Company), after the later of (x) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (y) the date on which the Company learns the SEC staff has no further comments on the Proxy Statement. Unless an Adverse Recommendation Change has been made in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.

(c) If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are or were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing (or correcting) such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d) As promptly as practicable, and in no event more than thirty-five (35) days after the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or the date on which the Company learns the SEC has no further comments on the Proxy Statement (unless otherwise mutually agreed in writing by Parent and the Company), the Company, acting through the Company Board, shall (in accordance with applicable Law, the rules of the Nasdaq and the Company’s organizational documents) establish a record date for, duly call, give notice of, convene (on a date which shall be selected in reasonable consultation with Parent) and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval and the Company shall submit such proposal to obtain the Company Stockholder Approval to the stockholders of the Company at the Company

Stockholders’ Meeting and shall not, without the prior written consent of Parent, submit any other proposals to the stockholders of the Company in connection with the Company Stockholders’ Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders’ Meeting). The record date for the Company Stockholders’ Meeting shall be selected after reasonable consultation with Parent.

(e) The Company (i) shall postpone or adjourn the Company Stockholders’ Meeting at Parent’s request in one or more successive adjournments to a date as determined by the Company (provided that no such adjournment or postponement, individually or in the aggregate, shall be to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) (x) if a quorum has not been established or (y) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval and (ii) may postpone or adjourn the Company Stockholders’ Meeting in one or more successive adjournments to a date as determined by the Company (provided that no such adjournment or postponement, individually or in the aggregate, shall be to a date that is more than thirty (30) days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) (w) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (x) if a quorum has not been established, (y) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting, or (z) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall postpone or adjourn the Company Stockholders’ Meeting if and to the extent required by applicable Law.

(f) The Company shall provide Parent with reasonably detailed periodic updates concerning proxy solicitation and voting results upon Parent’s request.

(g) Notwithstanding anything in this Section 5.4 to the contrary, if mutually agreed in writing by Parent and the Company and deemed appropriate by the parties in light of the Holding Company Reorganization, the Company shall, in lieu of (or in combination with) the Proxy Statement, prepare and file with the SEC a registration statement on Form S-4 (or such other applicable form) under the Securities Act with respect to the issuance of shares of HoldCo common stock and HoldCo preferred stock in connection with the Holding Company Reorganization, which registration statement shall contain a prospectus and a proxy statement of the Company relating to the Company Stockholders Meeting (such registration statement, as it may be amended or supplemented from time to time, the “Form S-4”). In the event the parties elect to file a Form S-4 pursuant to this paragraph: (i) all references in this Agreement to the “Proxy Statement” shall be deemed to refer to the proxy statement/prospectus included in the Form S-4 (and all obligations, rights and procedures set forth in this Agreement with respect to the Proxy Statement, including under this Section 5.4, Section 5.3 and Section 5.21, shall apply mutatis mutandis to the Form S-4 and the proxy statement/prospectus contained therein); (ii) the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable and to keep the Form S-4 effective through the date of the Company Stockholders Meeting; (iii) the Company shall as promptly as practicable notify Parent of the receipt of any comments from the SEC with respect to the Form S-4 and any request by the SEC for any amendment to the Form S-4 or for additional information, and prior to filing the Form S-4 (or any amendment or supplement thereto) or responding to any SEC comments thereon, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such documents and responses and shall consider in good faith any comments proposed by Parent; (iv) Parent and Merger Sub shall furnish to the Company all information relating to Parent, Merger Sub and HoldCo required by the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Form S-4; and (v) the deadline for the Company to cause the definitive proxy statement/prospectus to be mailed to the stockholders of the Company shall be as promptly as practicable, and in no event more than three Business Days (unless otherwise mutually agreed in writing by Parent and the Company), after the date on which the Form S-4 is declared effective under the Securities Act.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries, officers, directors and representative to, afford to Parent and its representatives reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing; provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (provided, that, with respect to information that may be the subject of clauses (i) through (iii), the Company and its Subsidiaries shall cooperate in good faith with Parent and its representatives to disclose the subject information in an alternative manner not prohibited by clauses (i) through (iii)).

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Mutual Confidentiality Agreement, dated as of February 5, 2024 between Parent and a Subsidiary of the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.6 Regulatory Approvals; Consents.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of, and to have vacated, lifted, reversed or overturned, any ruling, order, judgment, injunction or decree (whether temporary, preliminary or permanent) or other action of any Governmental Entity that would restrain, delay, prevent, or prohibit the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.6(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Parent shall not withdraw any such filing pursuant to the HSR Act without the Company’s prior written consent. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(g) For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to closing under Article VI hereof has not been satisfied.

(h) Except as specifically required by this Agreement, Parent and the Company shall not, and Parent shall cause its Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering any ruling, order, judgment, injunction or decree (whether temporary, preliminary or permanent) that would restrain, delay, prevent, or prohibit the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(i) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.7 Employment and Employee Benefits Matters; Other Plans.

(a) Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Plan, except as otherwise agreed in writing between Parent and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to maintain the severance-related provisions of existing Company Plans listed on Section 3.11(a) of the Company Disclosure Letter and to provide 100% of the severance payments and benefits required to be provided thereunder to any Company Employee terminated in a severance-eligible circumstance (per the terms of such Company Plan) during such 12-month period. For the avoidance of doubt, no severance benefits will be payable to any Company Employee whose employment termination does not qualify for severance benefits under the applicable Company Plan.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, except as otherwise agreed in writing between Parent or its Subsidiary and a Company Employee, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof (or if earlier, such Company Employee’s termination of employment), to maintain for each Company Employee (i) a base salary level that is no less favorable than the base salary provided to such Company Employee immediately prior to the Effective Time, and (ii) employee benefits that, in the aggregate, are substantially comparable to the employee benefits maintained for and provided to similarly situated employees of Parent (excluding retention or change in control benefits and benefits pursuant to any plan or program of Parent and its Subsidiaries that is frozen to new entrants or new accruals). Parent may, in its discretion, during the period between the date hereof and the Closing, seek to negotiate other terms and conditions of employment with one or more Company Employees, and the Company agrees to make any such Company Employees available to Parent upon reasonable notice and at reasonable times to engage in such negotiations.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, use commercially reasonable efforts to give each Company Employee full credit for purposes of eligibility, benefit vesting and benefit accruals (but not, for the avoidance of doubt, for purposes of vesting of equity awards or benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employee’s service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under the corresponding Company Plan. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing and enforceable employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(e) If, at least ten Business Days prior to the Closing, Parent provides notice to the Company directing the Company to terminate any Company Plan(s), the Company will take all necessary corporate actions to terminate such Company Plan(s), effective no later than the Closing Date (or in the case of any defined contribution or tax-qualified Company Plan, no later than the day immediately prior to the Closing Date), and will provide Parent with evidence that such Company Plan(s) have been terminated no later than the Closing Date or the day immediately prior to the Closing Date, as applicable. The Company will provide Parent with a reasonable opportunity to review and comment, in advance of any such adoption or corporate action, on any such resolutions or corporation actions, and the Company agrees to implement any reasonable Parent comments on such resolutions or corporate actions.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or (iii) prevent Parent or the Surviving Corporation from terminating the employment of any Company Employee. Nothing herein is intended to provide any Company Employee any third party beneficiary rights under this Agreement.

Section 5.8 Financing Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause each of its and their respective Representatives to use commercially reasonable efforts, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement and consummation of Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, which cooperation may include (i) upon reasonable advance notice and during normal business hours of the Company, causing the appropriate senior officers of the Company to participate in a reasonable number of lender meetings, lender presentations and due diligence sessions and sessions with rating agencies at locations and times to be mutually agreed (which meetings, presentations and sessions may be conducted by teleconference or virtual meeting platforms); (ii) providing reasonable assistance with the preparation of customary materials for rating agency presentations, customary bank information memoranda prospectuses or offering memoranda and similar documents as such materials pertain to the business or assets of the Company that are customarily required in connection with obtaining the Debt Financing; (iii) furnishing Parent at least two Business Days prior to the Closing Date with such documentation and other information reasonably requested by Parent at least ten Business Days prior to the Closing Date to the extent required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations as a condition to the Debt Financing; (iv) providing such pertinent and customary financial and operating information regarding the Company as may be reasonably requested by Parent in connection with the Debt Financing; and (v) providing customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company; provided that (I) the Company shall only be obligated to deliver financial or operating information under this Section 5.8 to the extent such information may be obtained from the books and records of the Company and (II) the Company shall not be obligated to furnish any Excluded Information.

(b) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.8 shall (i) require the Company to waive or amend any terms of this Agreement or require the Company or any of its Affiliates or its or their representatives (each, a “Company Party”) to incur any liability (other than liabilities that are reimbursable or indemnified hereunder) prior to the Effective Time, (ii) require any Company Party to agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only after the Closing in the case of the Company and its Subsidiaries, (iii) unreasonably interfere with the ongoing business or operations of any Company Party, (iv) require any Company Party to take any action that could or could reasonably be expected to (1) jeopardize any attorney-client or other applicable legal privilege or protection, as determined by the applicable Company Party in good faith, (2) violate its respective certificates of incorporation or bylaws (or comparable documents), (3) violate any applicable Law in any material respect, or (4) be in conflict with the terms of this Agreement, (v) require any Company Party to enter into or approve any Debt Financing Agreement or other definitive agreement or document related to the Debt Financing, other than any customary authorization letter or any “know-your-customer” information, prior to the Effective Time, (vi) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of any Company Party, (vii) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing, and (viii) require any Company Party to prepare or deliver (1) any pro forma financial projections or other prospective information or any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments; (2) any description of all or any portion of the Debt Financing or other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Debt Financing; (4) “segment” financial information; or (5) other information required by Rules 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information with respect to a business to be acquired required by Item 402 of Regulation S-K under the Securities Act (collectively, the “Excluded Information”).

(c) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent (other than, in each case, any costs incurred in connection with the preparation, review and audit of historical financial information and the XRL-1 Payoff Letter and any other payoff letters). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Parties. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights.

(d) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 5.8 shall be kept confidential in accordance with the Confidentiality Agreement, it being understood and agreed that disclosure to the Debt Financing Sources shall be permitted.

(e) Notwithstanding anything to the contrary herein, Parent and Merger Sub each expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of any Debt Financing is in any manner a condition to the Closing or the obligations of each Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.9 XRL-1 Credit Agreement Payoff. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause XRL-1 and each of its and XRL-1’s respective Representatives to, to cause the agent under the XRL-1 Credit Agreement to deliver to XRL-1 (in which case, the Company shall cause XRL-1 to provide to Parent) (a) at least three Business Days prior to the Closing Date, a draft payoff letter and, if applicable, draft release documentation and (b) on or prior to the Closing Date, an executed payoff letter in a customary form reasonably satisfactory to Parent and executed related release documentation, in each case, with respect to the XRL-1 Credit Agreement (the “XRL-1 Payoff Letter”). The XRL-1 Payoff Letter shall (a) indicate the XRL-1 Credit Agreement Payoff Amount and state that, upon receipt of the XRL-1 Credit Agreement Payoff Amount, the XRL-1 Credit Agreement and all related loan documents shall be automatically and irrevocably terminated (subject to customary reinstatement language, customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination) and (b) provide that all Liens and all guarantees in connection with the XRL-1 Credit Agreement relating to the assets and properties of XRL-1, the Company or any of the Company’s other Subsidiaries securing such obligations shall be automatically and irrevocably released and terminated upon the payment of the XRL-1 Credit Agreement Payoff Amount. Parent shall cause the Surviving Corporation to have sufficient funds available to pay the XRL-1 Payoff Letter to the extent not paid prior to the Effective Time.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes, or is purported to be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11 Notification of Certain Matters.

(a) The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (c) of the first sentence of this Section 5.11, the Company’s compliance or failure of compliance with this Section 5.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.3(b) shall have been satisfied.

(b) Promptly following the execution of this Agreement, the Company shall provide written notice (in form and substance reasonably satisfactory to Parent) with respect to the transactions contemplated hereby to the holders of Series X Preferred Shares; provided, that such notice is ministerial in nature and the delivery or non-delivery of such notice shall not constitute a condition to the conversion of the Series X Preferred Shares pursuant to Section 2.1(b) or to the automatic Cashless Exercise of any In the Money Company Warrant pursuant to Section 2.1(c).

(c) Prior to the Effective Time, the Company shall promptly provide notice (in form and substance reasonably satisfactory to Parent) with respect to the transactions contemplated hereby to the holders of the Company Warrants in accordance with the Company Warrants; provided that such notice is ministerial in nature and the delivery or non-delivery of such notice shall not constitute a condition to the automatic Cashless Exercise of any In the Money Company Warrant pursuant to Section 2.1(c) or the automatic expiration and cancellation of any Out of the Money Company Warrant pursuant to Section 2.1(d).

Section 5.12 Directors’ and Officers’ Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Articles and Company Bylaws as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Articles and

Company Bylaws as of the date hereof within 20 days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by NRS or the Company Articles or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents (such consent not to be unreasonably withheld), and (C) the Surviving Corporation shall cooperate in the defense of any such matter; provided, further, that the provision of such undertaking shall be the sole condition to the obligation of Parent and the Surviving Corporation to advance expenses pursuant to this Section 5.12(a), and neither Parent nor the Surviving Corporation shall impose any additional conditions or requirements on any Indemnified Party as a prerequisite to the advancement of expenses.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Articles and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, that without the approval of Parent, the maximum amount that the Company may spend to purchases a “tail policy” is 300% of such last annual premium.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and may not be amended without their prior written consent).

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13 Nasdaq Delisting. To the extent requested by Parent, prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 5.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

Section 5.16 Public Announcements. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release or other release, statement, announcement or other disclosure made in accordance herewith shall be issued by any party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with an opportunity to review and comment on such disclosure) or (ii) with respect to any Acquisition Proposal made after the date hereof by a Person other than Parent or any of its Subsidiaries as permitted by Section 5.3.

Section 5.17 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action or proceeding commenced, or to the Company’s knowledge, threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such legal action or proceeding. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation (at Parent’s cost), (b) keep Parent reasonably apprised on a prompt basis of the status and proposed strategy of any such stockholder litigation and consider in good faith, acting reasonably, Parent’s advice with respect to the defense of any such litigation, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 5.18 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.19 Conversion of Series X Preferred Shares. The Company shall cooperate with the holders of the Series X Preferred Shares and take all actions reasonably necessary to cause the outstanding Series X Preferred Shares to be converted into Shares as promptly as practicable following the date of this Agreement (and in any event at least three (3) Business Days prior to the record date for the Company Stockholders’ Meeting) in accordance with the Series X Certificate of Designation, subject to the Beneficial Ownership Limitation (as defined in the Series X Certificate of Designation), such that, to the extent permitted by such Beneficial Ownership Limitation, the Shares issuable upon such conversion will be outstanding and entitled to vote at the Company Stockholders’ Meeting.

Section 5.20 Addition of HoldCo as Party. Subject to the terms of Section 5.21, the parties shall, as promptly as practicable following the date hereof, amend this Agreement to add HoldCo as a party hereto and take such other actions as are reasonably necessary to give effect to the Holding Company Reorganization, and the parties shall execute such further amendments or ancillary documents as are reasonably necessary to implement the foregoing.

Section 5.21 CVR Spin; Alternative Structure.

(a) During the period commencing on the date of this Agreement and ending on the date that is 20 days following the date of this Agreement (the “Review Period”), Parent and its Representatives shall have the right to review the structure, tax, economic and legal consequences of the Holding Company Reorganization and the CVR Spin.

(b) The Company shall promptly (and in any event sufficiently in advance to permit meaningful review) provide Parent and its Representatives with all reasonably requested information relating to the CVR Spin, the Holding Company Reorganization, the Asset/Liability Transfer and any related transactions, and shall provide to Parent drafts of all documents to be implemented in connection therewith, and shall consider in good faith any comments or proposed revisions provided by Parent and its Representatives in connection therewith, and shall incorporate such comments or revisions. The Company shall not take any action to implement or consummate any of the CVR Spin, the Holding Company Reorganization, the Asset/Liability Transfer or any related transaction unless and until Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall keep Parent and its Representatives reasonably informed regarding the status and material developments of such transactions.

(c) If Parent determines in good faith during the Review Period that the Holding Company Reorganization and/or CVR Spin would reasonably be expected to result in a material and adverse Tax, business, economic or legal consequence to Parent or HoldCo, or their respective Subsidiaries, relative to the Alternative CVR Structure (a “CVR Structure Issue”), except as set forth in Section 5.21(c) of the Company Disclosure Letter, Parent shall deliver written notice to the Company specifying in reasonable detail the nature of the CVR Structure Issue (a “CVR Structure Notice”).

(d) Upon delivery of a CVR Structure Notice, the parties shall negotiate in good faith for a period of up to 15 days following delivery of such notice (the “Negotiation Period”) to agree upon modifications to the CVR Spin that would resolve any CVR Structure Issue while preserving, in all material respects, the economic benefits intended to be provided to holders of Company capital stock pursuant to the CVR Spin and the Trust Proceeds Payment. If the parties are unable to agree upon a mutually acceptable modification to the CVR Spin during the Negotiation Period, as promptly as practicable after the expiration thereof (but in no event later than three days thereafter) the parties shall amend this Agreement to replace the CVR Spin with the following alternative structure (the “Alternative CVR Structure”): in lieu of the CVR Spin, at the Effective Time, Parent shall cause the Surviving Corporation to issue to each holder (as of record immediately before the Effective Time) of HoldCo Common Stock and HoldCo Preferred Stock (on an as-converted-to-common basis), as additional merger consideration, a contingent value right (each, a “Parent CVR”) pursuant to a contingent value rights agreement between Parent (or the Surviving Corporation) and a rights agent reasonably acceptable to the parties (the “Alternative CVR Agreement”), which Parent CVRs shall entitle the holders thereof to receive, in the aggregate, 75% of the Net Litigation Proceeds (as defined below), on substantially the same economic terms as would have applied under the CVR Agreement and CVR Trust Agreement. Parent and the Company shall negotiate the Alternative CVR Agreement in good faith, and such agreement shall be in form and substance reasonably acceptable to both parties; provided, that the Alternative CVR Agreement shall in all events provide that:

(i) “Net Litigation Proceeds” means the gross proceeds received by the Company or any of its Affiliates (including, following the Effective Time, Parent and its Affiliates) from the resolution (whether by settlement, judgment or otherwise) of the Janssen Litigation, less (A) all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the prosecution, defense or resolution of the Janssen Litigation after the Closing Date and (B) the then-applicable highest marginal federal and state tax rate applicable to Parent with respect to such proceeds;

(ii) Parent shall cause the Company to (A) prosecute the Janssen Litigation in good faith and in a commercially reasonable manner under the direction of a litigation committee comprising three members, two of whom shall be appointed prior to the Effective Time by the Company and one of who shall be appointed by Parent (the “Committee”), and (B) not settle, compromise or abandon the Janssen Litigation without the prior written consent of the Committee;

(iii) Parent shall have consent rights over certain limited actions of the Committee materially and adversely affecting Parent, which such consent rights shall be mutually agreed upon in good faith among Parent and the Company;

(iv) the Parent CVRs shall not be transferable except by operation of law, death or dissolution;

(v) Parent shall cause to be distributed to the holders of Parent CVRs their pro rata share of 75% of any Net Litigation Proceeds within 30 days following receipt thereof and Parent shall use its best efforts to obtain any consent required in order to timely make such distribution; and

(vi) the Parent CVRs shall terminate on the date that is the latest of (A) the date that is 180 days following the final, non-appealable resolution of the Janssen Litigation, (B) the date on which all Net Litigation Proceeds payable to holders of Parent CVRs have been distributed in full and (C) the sixth anniversary of the Closing Date; provided, that if, as of the sixth anniversary of the Closing Date, the Janssen Litigation remains pending or any Net Litigation Proceeds remain undistributed, the term shall be automatically extended until the later of clauses (A) and (B) is satisfied; provided, further, that the Parent CVRs may be terminated at any time upon the mutual written agreement of Parent and the Acting Holder (as defined in the CVR Agreement).

For the avoidance of doubt, (1) neither the existence of a CVR Structure Issue nor the exercise by Parent of its rights under this Section shall constitute a failure of any condition to Closing or give rise to any right of termination under this Agreement, (2) the Company’s obligation to consummate the Merger shall not be conditioned upon the CVR Spin being effected if the Alternative CVR Structure is implemented in accordance with this Section and (3) if the Alternative CVR Structure is implemented, (A) the Holding Company Reorganization and the CVR Spin shall not be effected, (B) all references in this Agreement to “HoldCo” as the entity to be acquired in the Merger shall be deemed to refer to the Company, (C) the Merger shall be effected directly with the Company (with Merger Sub merging with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent) and (D) the parties shall make such conforming amendments to this Agreement (including to the conditions to Closing, representations and warranties, and the form of merger consideration) as are reasonably necessary to give effect to the foregoing, in each case, in form and substance reasonably acceptable to both parties and upon the timing requirements set forth in the foregoing clause (c).

(e) If, following delivery of a CVR Structure Notice, the Company disputes in good faith that the matter identified therein constitutes a CVR Structure Issue, either party may, within five Business Days, by written notice to the other, submit the dispute (the “Dispute”) to expedited arbitration under the procedures set forth in Section 5.21(e) of the Company Disclosure Letter; such arbitration shall be conducted on an expedited basis and concluded within 30 days, and the arbitrator’s determination of whether the approval was unreasonably withheld, conditioned or delayed (or whether the approval is deemed to have been given) shall be final and binding on the parties.

Section 5.22 RemainCo Indemnification. From and after the Effective Time, RemainCo shall indemnify and hold harmless Parent and its Affiliates and their respective directors, officers and employees (collectively, the “Parent Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, actions, judgments, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to any third-party claim to the extent relating to (A) any of the assets, liabilities, operations or businesses of RemainCo (including the RemainCo Business Assets and RemainCo Assumed Liabilities), whether arising before or after the Effective Time, or (B) any failure of the Asset/Liability Transfer or RemainCo Conversion to effectively transfer or vest any liability in RemainCo as contemplated by this Agreement. Such indemnification shall be in addition to (and not in limitation of) any other rights or remedies available to the Parent Indemnified Parties and shall survive the Closing indefinitely.

Section 5.23 Post-Closing Transfer of Misallocated Assets and Liabilities. If any portion of the RemainCo Business is transferred or otherwise conveyed to HoldCo or its Affiliates in connection with the Holding Company Reorganization, RemainCo and Parent shall, or shall cause their respective Affiliates (including, for the avoidance of doubt, with respect to RemainCo, the CVR Trust) to, execute and deliver any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as RemainCo may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such RemainCo Business Assets or RemainCo Business Liabilities to RemainCo or an Affiliate thereof. If any portion of the HoldCo Business is inadvertently retained by RemainCo or its Affiliates in connection with the Holding Company Reorganization, RemainCo and Parent shall, or shall cause their respective Affiliates (including, for the avoidance of doubt, with respect to RemainCo, the Trust) to, execute and deliver any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as Parent may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such HoldCo Business Assets or HoldCo Business Liabilities to HoldCo or an Affiliate thereof. RemainCo shall bear all reasonable out-of-pocket costs and expenses incurred by Parent, HoldCo, the Surviving Company or any of their respective Affiliates in connection with the obligations set forth herein.

Section 5.24 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No ruling, order, judgment, injunction or decree ruling, order, judgment, injunction or decree (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction nor any other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, enjoins, restrains, prevents or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(c) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement, as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Entity, shall have expired or been terminated.

(d) Holding Company Reorganization; CVR Spin. The Holding Company Reorganization and the CVR Spin shall each have been duly completed in accordance with this Agreement and any related transaction documents.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.1 (Organization), Section 3.3 (Authority), Section 3.21 (State Takeover Statutes), and Section 3.24 (Brokers) shall be true and correct in all material respects, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as if made as of such earlier date), (ii) set forth in Section 3.2 (Capital Stock) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as if made as of such earlier date), and (iii) otherwise set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case only as if made as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, occurrence or effect that, individually or in the aggregate, together with all other events, changes, occurrences or effects, has had a Material Adverse Effect that is continuing.

(d) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 11:59 p.m. Eastern Time on January 26, 2027 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued any ruling, order, judgment, injunction or decree or taken any other action that enjoins, restrains, prevents, or prohibits the consummation of any of the transactions contemplated by this Agreement and such ruling, order, judgment, injunction, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such ruling, order, judgment, injunction, decree or other action in accordance with Section 5.6; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date or, if capable of being cured, has not been cured by the earlier of two Business Days prior to the Termination Date or the date that is 30 calendar days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if, (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b);

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date or, if capable of being cured, has not been cured by the earlier of two Business Days prior to the Termination Date or the date that is 30 calendar days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and 4.10 (Brokers), Section 5.16 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.4 (Notices), Section 8.7 (Entire Agreement), Section 8.8 (Parties in Interest), Section 8.9 (Governing Law), Section 8.10 (Submission to Jurisdiction), Section 8.11 (Assignment; Successors), Section 8.12 (Specific Performance), Section 8.14 (Severability), Section 8.15 (Waiver of Jury Trial) and Section 8.18 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of any Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to the termination under Section 7.1(b)(i) or the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board or shall have been publicly disclosed or announced or publicly made known to the stockholders of the Company, and not publicly withdrawn prior to such termination under Section 7.1(b)(i) or the date that is two (2) Business Days prior to such vote to adopt this Agreement, as applicable, and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii),

then, in any such case, the Company shall pay Parent a termination fee of $40,000,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with, or prior to, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) as promptly as reasonably practicable (and in any event within two Business Days) after termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii). In the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination.

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Termination Fee or any other damages, on the other hand.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-Survival of Representation and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective Boards of Directors; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.3 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of deliver if by e-mail (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall in each case of (x) and (y) be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200, Jupiter, Florida

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200, Jupiter, Florida

Attention: [***]

Email: [***]

and

Paul Hastings LLP

200 Park Avenue, New York, NY 10166

Attention: [***]

E-mail: [***]

(ii)	if to Company, to:

XOMA Royalty Corporation

2200 Powell Street, Suite 310

Emeryville, CA 94608

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

Attention: [***]

E-mail: [***]

Section 8.5 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(d) “BVF Support Agreement” means the Support Agreement, dated as of the date hereof, by and among Parent, Merger Sub and certain affiliates of BVF, Inc., as it may be amended from time to time.

(e) “Company IT Systems” means electronic data processing systems, information systems, telecommunications systems, account management systems and other computer systems (including all Software and computer hardware) that are owned, licensed, or used by the Company or any of its Subsidiaries.

(f) “Company Preferred Stock” means, collectively, the Series X Preferred Stock, the Series A Preferred Stock and the Series B Preferred Stock.

(g) “Company Warrants” means, collectively, (i) the warrant to purchase up to 4,845 Shares at an exercise price of $14.71 per share issued to Silicon Valley Bank in March 2019, (ii) the warrant to purchase up to 6,332 Shares at an exercise price of $23.69 per share issued to Silicon Valley Bank in May 2018, (iii) the warrant to purchase up to 40,000 Shares at an exercise price of $35.00 per share issued to Blue Owl Capital Corporation in December 2023, (iv) the warrant to purchase up to 40,000 Shares at an exercise price of $42.50 per share issued to Blue Owl Credit Income Corp. in December 2023, and (v) the warrant to purchase up to 40,000 Shares at an exercise price of $50.00 per share issued to Blue Owl Technology Finance Corp. in December 2023.

(h) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(i) “CVR Agreement” means a Contingent Value Rights Agreement to be entered into at or prior to the Effective Time in connection with the Trust Proceeds Payment, in form and substance reasonably acceptable to the Company and Parent.

(j) “CVR Trust” means the trust established pursuant to the CVR Trust Agreement.

(k) “CVR Trust Agreement” means a trust agreement to be entered into at or prior to the Effective Time by and among HoldCo, the Trustee and such other parties as may be appropriate, in form and substance reasonably acceptable to the Company and Parent.

(l) “Debt Financing” means the provision of funds, financing, credit facilities, senior notes, other debt securities, other capital and/or financial resources, whether issued in registered public offerings or private placements, including any refinancings, extensions, increases or other modifications thereof for the purpose of, among other things, financing the transactions contemplated by this Agreement.

(m) “Debt Financing Agreements” means the definitive agreements with respect to the Debt Financing.

(n) “Debt Financing Source Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to the Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.

(o) “Debt Financing Sources” means the Persons that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financing to fund a portion of the amounts required to be paid pursuant to Article II.

(p) “Depositary Shares” means the depositary shares of the Company, each representing 1/1000th interest in a share of Series B Preferred Stock.

(q) “Health Care Laws” means all applicable Laws relating to the research, development, testing, manufacturing, marketing, promotion, distribution, pricing, reimbursement, sale and regulation of pharmaceutical or biological products, including, to the extent applicable, the rules and regulations of the U.S. Food and Drug Administration, and comparable Governmental Entities, and all applicable Laws relating to fraud and abuse, false claims, anti-kickback, physician payments transparency, healthcare program exclusion, and patient data privacy and security.

(r) “HoldCo Business” means, collectively, the HoldCo Business Assets and the HoldCo Business Liabilities.

(s) “HoldCo Business Assets” means all of assets, properties, rights and interests of the Company other than the RemainCo Business Assets.

(t) “HoldCo Business Liabilities” means all liabilities of the Company other than the RemainCo Assumed Liabilities.

(u) “Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, domain names, domain name registrations, and social media accounts, including all goodwill associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship (published and unpublished), compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information, ideas, research and development, know-how, methods, processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) Software, (f) publicity and privacy rights including to personal information, name, image, and likeness, and (g) all proprietary and intellectual property rights in any of the foregoing, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

(v) “In the Money Company Warrant” means each Company Warrant that has a Warrant Price (as defined in the applicable Company Warrant) that is less than the Closing Amount.

(w) “knowledge” of the Company means the actual knowledge of the individuals listed on Section 8.5 of the Company Disclosure Letter.

(x) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries, other than pursuant to any shared, short-term occupancy arrangements, serviced office providers, flexible workspace arrangements, co-working arrangements or similar arrangements used by remote employees in the ordinary course of business.

(y) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

(z) “Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided however, that no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, including interest or exchange rates, tariffs, trade wars or similar matters, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any changes in any applicable Laws, or any changes in applicable accounting regulations or principles (including GAAP), or in interpretations of any of the foregoing, (4) any change in the market price or trading volume of the Company’s stock, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to become a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions or the failure of any assets or any group of assets underlying the Company’s royalty portfolio, in each case, in and of itself (provided, that the event, change, circumstance, development, occurrence or effect underlying facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been or would reasonably be expected to become a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, malicious cyber-enabled activities (including hacking or ransomware), or governmental shutdown, or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (9) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided that this clause (9) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Merger and the other transactions contemplated hereby or to address the consequences of litigation), (10) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by this Agreement, or (11) any actions taken (or omitted to be taken) at the written request of Parent; provided, in the case of clauses (1), (2), (3), (6), (7) and (8), to the extent the impact of such event, change, circumstance, development, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and geographic markets in which the Company and its Subsidiaries operate (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

(aa) “NRS Dissenter Provisions” means the provisions of NRS Chapter 92A, including Sections NRS 92A.300 through NRS 92A.500, as may be amended from time to time.

(bb) “Out of the Money Company Warrant” means each Company Warrant that has a Warrant Price (as defined in the applicable Company Warrant) that is equal to or greater than the Closing Amount.

(cc) “Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

(dd) “Perpetual Preferred Stock” means, collectively, the Series A Preferred Stock and the Series B Preferred Stock (including the Depositary Shares).

(ee) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ff) “Personal Data” means any individually identifiable information, or information that, in combination with other information, could reasonably allow the identification of an individual, that is collected or processed by or on behalf of the Company.

(gg) “Privacy Laws” means all applicable Laws relating to the collection, use, disclosure, processing, privacy or security of Personal Data, including data breach notification Laws.

(hh) “RemainCo Assumed Liabilities” means all liabilities and obligations of the Company arising out of or relating to the RemainCo Business Assets, including (A) all liabilities and obligations under the MorphoSys License, (B) all costs, expenses, obligations and liabilities relating to the prosecution, defense or resolution of the Janssen Litigation, and (C) all liabilities and obligations arising from the ownership or enforcement of the RemainCo Business Assets following the RemainCo Conversion.

(ii) “RemainCo Business” means, collectively, the RemainCo Business Assets and the RemainCo Assumed Liabilities.

(jj) “RemainCo Business Assets” means (A) all of the Company’s rights, title and interest in and to the License Agreement dated February 1, 2002, by and between MorphoSys AG and XOMA Ireland Limited (as predecessor-in-interest to the Company) (as amended, the “MorphoSys License”), including all royalty, milestone and other payment rights arising thereunder, (B) all of the Company’s rights, title and interest as a third-party beneficiary under or arising out of the Amended and Restated Research and License Agreement dated December 22, 2004, by and between MorphoSys AG and Centocor, Inc. (as amended, the “Centocor Agreement”), including all rights arising under Sections 2.4(b)(i) through 2.4(b)(iv) of the MorphoSys License as incorporated therein, (C) all claims, causes of action, rights to sue and rights of recovery of the Company against Janssen Biotech, Inc. (f/k/a Centocor, Inc.), Johnson & Johnson and their respective Affiliates arising out of or relating to the MorphoSys License, the Centocor Agreement or the royalties payable thereunder, including the action captioned XOMA Royalty Corporation (f/k/a XOMA Corporation) v. Janssen Biotech, Inc. (f/k/a Centocor, Inc.), C.A. No. 2:25-cv-04484 (E.D. Pa.) (the “Janssen Litigation”), (D) all proceeds, recoveries, judgments, settlements and awards arising from or relating to any of the foregoing, and (E) all books, records, privileged communications, attorney work product and other documents to the extent relating to any of the foregoing.

(kk) “Series A Preferred Stock” means the 8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share, of the Company, authorized, issued and outstanding pursuant to the Certificate of Designation of 8.625% Series A Cumulative Perpetual Preferred Stock filed with the Nevada Secretary of State on December 11, 2020.

(ll) “Series B Preferred Stock” means the 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share, of the Company (including the Depositary Shares, each representing 1/1000th interest in a share of Series B Preferred Stock), authorized, issued and outstanding pursuant to the Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock filed with the Nevada Secretary of State on April 6, 2021, as amended and corrected.

(mm) “Series X Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock of the Company, originally filed with the Secretary of State of the State of Delaware on February 14, 2017 and continued in effect under the laws of the State of Nevada pursuant to the Plan of Conversion effective May 30, 2025, as further amended, supplemented or modified.

(nn) “Series X Preferred Stock” means the Series X Convertible Preferred Stock, par value $0.05 per share, of the Company, designated pursuant to the Series X Certificate of Designation. Shares of Series X Preferred Stock are referred to herein individually as “Series X Preferred Shares.”

(oo) “Significant Subsidiary” means each Subsidiary of the Company listed on Section 8.5(oo) of the Company Disclosure Letter.

(pp) “Software” means all computer software, programs, websites, software systems, and firmware, including source code, object code, executable code, computerized implementations of algorithms, operating system and applications software, user interfaces, APIs, software development toolkits, and other program interfaces, subroutines, network configurations and architectures, data, and databases, together with any error corrections, updates, modifications, or enhancements thereto in any form or format, however fixed (including all of the foregoing that is installed on computer hardware) and including all available documentation, comments and any procedural code, and user manuals, relating to the foregoing.

(qq) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(rr) “Support Agreements” means the BVF Support Agreement and any similar support agreements to be entered into with the directors and officers of the Company listed on Section 8.5(rr) of the Company Disclosure Letter, as such agreements may be amended from time to time.

(ss) “Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

(tt) “Trustee” means Wilmington Trust, National Association (or such other trustee as may be designated by the Company and reasonably acceptable to Parent) in its capacity as trustee under the CVR Trust Agreement.

(uu) “Warrant Shares” means Shares issued upon the automatic Cashless Exercise (as defined in the applicable Company Warrant) of In the Money Company Warrants in accordance with the terms of the applicable Company Warrant immediately prior to the Effective Time.

(vv) “Willful Breach” means a deliberate act or failure to act that the breaching party intentionally takes (or fails to take) and actually knows that it would, or would reasonably be expected to, be or cause a material breach of this Agreement; provided, that, notwithstanding the foregoing, the failure of a party to consummate the Merger when the relevant conditions to the Merger set forth in Article VI have been satisfied or waived and such party is obligated to effectuate the Closing pursuant to Section 1.2 will, in and of itself, constitute a Willful Breach.

(ww) “XRL-1” means XRL 1, LLC, a Delaware limited liability company.

(xx) “XRL-1 Credit Agreement” means that certain Loan Agreement, dated as of December 15, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among XRL-1, the lenders from time to time party thereto and Blue Owl Capital Corporation, as administrative agent.

(yy) “XRL-1 Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the XRL-1 Credit Agreement as of the anticipated Closing Date, as set forth in the XRL-1 Payoff Letter (including any customary per diem, if applicable).

Section 8.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The words “ordinary course of business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice. The phrases “furnished,” “provided,” “delivered,” “made available” and similar terms when used with respect to information, materials or documents mean that such information, materials or documents have been (i) posted (in an unredacted form fully visible to Parent and its Representatives) to the electronic data site established by the Company captioned “Project XENIUM,” hosted by Donnelley Financial Solutions Venue, by 11:59 p.m., Eastern Time on April 26, 2026, or (ii) filed or furnished to the SEC and publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (EDGAR) the day prior to the date of this Agreement (provided that an unredacted copy of such materials has been made available to Parent and its Representatives concurrently therewith). For the avoidance of doubt, references herein to “the transactions contemplated hereby” shall be deemed to include the transactions contemplated by the CVR Agreement.

Section 8.7 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, and the Support Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.8 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) with respect to Section 5.12, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration in accordance with the applicable provisions of Section 2.1, (ii) the right of the holders of Series X Preferred Shares and Company Warrants receive the Merger Consideration in accordance with the applicable provisions of Section 2.1, (iii) the rights of holders of Company Stock Options, Company RSUs, and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2, and (iv) the right of the holders of Perpetual Preferred Stock to receive the redemption price in accordance with Section 2.1(c) in each case, in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations and without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware, except that the provisions of the Laws of the State of Nevada shall govern (i) the fiduciary duties of the board of directors or officers of the Company and Merger Sub, and (ii) to the extent the Laws of the State of Nevada are mandatorily applicable to this Agreement, the Merger and the other transactions contemplated hereby, including the consummation and other effects thereof.

Section 8.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada; provided, that if jurisdiction is not then available in the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada, then any such legal action or proceeding may be brought in any federal court located in the State of Nevada or any other Nevada state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to any of its Affiliates at any time so long as Parent remains liable hereunder, in which case all references herein to Parent shall be deemed references to include such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties including such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.8), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS CLAIM OR THIRD PARTY CLAIM OR LEGAL PROCEEDING OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO), ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, OR THE NEGOTIATION, ADMINISTRATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF (INCLUDING ANY ACTION, CAUSE OF ACTION, CLAIM OR LEGAL PROCEEDING OF ANY KIND OR DESCRIPTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH) OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

Section 8.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.17 Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 8.18 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.19 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.19.

Section 8.20 Payment of Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent. Parent and Company shall cooperate in preparing, executing and filling any Tax Returns with respect to such Taxes and fees.

Section 8.21 Debt Financing Source Parties. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees and equityholders hereby: (a) agrees that any proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the State of New York or of the United States District Court sitting in the borough of Manhattan in the City and State of New York, (d) agrees that service of process upon such party in any such proceeding or proceeding shall be effective if notice is given in accordance with Section 8.4, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST THE

DEBT FINANCING SOURCE PARTIES IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE AGREEMENTS ENTERED INTO IN CONNECTION WITH THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, (g) agrees that none of the Debt Financing Source Parties will have any liability to the Company or any of its Affiliates or its or their respective directors, officers, employees or equityholders relating to or arising out of this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, nor shall the Company or any of its Affiliates or equityholders be entitled to specific performance of any commitment letter or similar agreement entered into by Parent for any Debt Financing against the Debt Financing Sources providing such Debt Financing and (h) agrees that the Debt Financing Source Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.21 (and such provisions shall not be amended in any way materially adverse to any of the Debt Financing Source Party without the prior written consent of its related Debt Financing Source); provided that, notwithstanding the foregoing, nothing in this Section 8.21 shall in any way limit or modify the rights and obligations of Parent under this Agreement or the Debt Financing Agreements or any Debt Financing Source’s obligations to Parent under the Debt Financing Agreements.

Section 8.22 Non-Recourse. Each party hereto agrees, on behalf of itself and its former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, controlled Affiliates, members, managers, general or limited partners, stockholders and assignees of it and its controlled Affiliates, that, except in the case of fraud, all Action, claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership, limited liability company or other entity veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any other agreement referenced herein or contemplated hereby or the transactions contemplated hereunder or thereunder (including the Debt Financing), (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein or contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), and (c) any breach or violation of this Agreement or any other agreement referenced herein or contemplated hereby, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (or any other agreement referenced herein or contemplated hereby, as applicable) and in accordance with, and subject to the terms of, this Agreement (or any other agreement referenced herein or contemplated hereby, in each case as applicable).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Todd Davis
Name: Todd Davis
Title: Chief Executive Officer

FLEX MERGER SUB, INC.

By:	/s/ Todd Davis
Name: Todd Davis
Title: President

XOMA ROYALTY CORPORATION

By:	/s/ Owen Hughes
Name: Owen Hughes
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Articles of Incorporation

of

the Surviving Corporation

[To be attached.]

EXHIBIT B

Bylaws

of

the Surviving Corporation

[To be attached.]

Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 27, 2026 (this “Agreement”), is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), and each of the signatories named on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, each Stockholder is, as of the date hereof, the record or beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act of the number of Shares [and Series X Preferred Shares] as set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Flex Merger Sub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and XOMA Royalty Corporation, a Nevada corporation (the “Company”), are entering into that certain Agreement and Plan of Merger, dated as of April 27, 2026 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent upon the terms and subject to the conditions set forth therein;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and suﬃciency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Voting Agreement.

1.1 During the Agreement Period (as defined in Section 4.1 below), each Stockholder hereby agrees that, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Shares [or of the Series X Preferred Shares], including the Company Stockholders’ Meeting, however called, and in connection with any written consent of the holders of the Shares [or the Series X Preferred Shares], such Stockholder shall appear at such meeting or otherwise cause all of such Stockholder’s Subject Shares (as defined in Section 2.1(d) below), to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) or, if applicable, deliver (or caused to be delivered) a written consent with respect to all of such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:

(a) in favor of (A) the adoption of the Merger Agreement, the Merger and the approval of the transactions contemplated in the Merger Agreement and any actions related thereto; and (B) without limitation of the preceding clause (A), the approval of any proposal to adjourn or postpone the Company Stockholders’ Meeting to a later date if there are not suﬃcient votes for adoption of the Merger Agreement on the date on which the Company Stockholders’ Meeting is held; and

(b) against (A) any Acquisition Proposal or any acquisition agreement related to such Acquisition Proposal; (B) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement; (C) each of the following actions (other than the transactions contemplated in the Merger Agreement): (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (II) any sale, lease, license or other transfer of a material amount of the assets of the Company or any of its Subsidiaries, taken as a whole and (III) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; and (D) any corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated in the Merger Agreement.

1.2 Each Stockholder shall retain at all times the right to vote or exercise such Stockholder’s right to consent with respect to such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters, other than those set forth in Section 1.1, that are at any time or from time to time presented for consideration to the holders of the Shares generally.

1.3 [Each Stockholder that is a record or beneficial owner of any Series X Preferred Shares hereby agrees and consents to the terms and provisions of the Merger Agreement as they pertain or otherwise apply to the Series X Preferred Shares, for all purposes of the Merger Agreement, the Series X Certificate of Designation, the Company Articles, any Contract between such Stockholder and the Company, the NRS or any other applicable Law.]

1.4 Irrevocable Proxy.

(a) Each Stockholder that is a record or beneficial owner of any Subject Shares hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to such Subject Shares inconsistent with the terms hereof. Each Stockholder that is a record or beneficial owner of any Subject Shares hereby irrevocably appoints Parent as attorney-in-fact and proxy, with full power of substitution, for and on its behalf, for and in the name, place and stead of such Stockholder, to (i) vote, express consent or dissent or issue instructions to such Stockholder to vote such Subject Shares in accordance with the provisions of Section 1.1 at any meeting of the holders of such Subject Shares, including the Company Stockholders’ Meeting, however called, addressing such matters, and (ii) grant or withhold, or issue instructions to such Stockholder to grant or withhold, in accordance with the provisions of Section 1.1, all written consents with respect to the Subject Shares addressing such matters.

(b) The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable, and shall survive and not be affected by the liquidation, dissolution or bankruptcy of the Stockholder if such Stockholder is not an individual, or the death, incapacity, mental illness or insanity of the Stockholder if such Stockholder is an individual, and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement in accordance with Section 4.1. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.4(b) is given in connection with, and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 1.1. Parent covenants and agrees with Stockholder that Parent will exercise the foregoing proxy consistent with the provisions of Section 1.1.

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(c) For the avoidance of doubt, nothing in this Agreement prevents any Stockholder from voting or issuing instructions, including any proxy to vote (or maintaining any such instructions or proxy), at its discretion, all Subject Shares at the Company’s annual meeting of stockholders of the Company, on the matters described in the Company’s proxy statement disseminated to holders of securities of the Company prior to the date hereof.

2. Representations and Warranties.

2.1 Representations and Warranties of Stockholder. Each Stockholder, severally but not jointly as to any other Stockholder, represents and warrants to Parent as follows as of the date hereof:

(a) Organization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Authorization. If such Stockholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity (the “Enforceability Exceptions”). If such Stockholder is a married individual, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse (including pursuant to Section 3.7) and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against such Stockholder’s spouse in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c) No Conflict.

(i) Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (A) if such Stockholder is not an individual, conflict with or violate any provision of its certificate of incorporation, bylaws or similar organizational documents, (B) assuming that each of the filings referred to in Section 2.1(c)(ii) are made and any applicable waiting periods referred to therein have expired, contravene, conflict with or result in a violation or breach of any provision of any Laws applicable to such Stockholder, (C) require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Stockholder is entitled under any provision of any Contract binding on such Stockholder or (D) result in the creation or imposition of any Lien upon such Stockholder’s Subject Shares (except for any applicable restrictions on transfer under the Securities Act or as created by this Agreement (the “Permitted Exceptions”)).

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(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or any foreign securities Laws and the rules and requirements of Nasdaq, and (B) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse eﬀect on such Stockholder’s ability to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or any other Person are necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(d) Ownership of Subject Shares. As of the date hereof, such Stockholder (together with such Stockholder’s spouse if such Stockholder is married and the Subject Shares constitute community property under applicable Laws) is, and at all times during the Agreement Period will be, the record or beneficial owner of such Shares [and Series X Preferred Shares] as set forth opposite the name of such Stockholder on Schedule I hereto (together with any Shares[, Series X Preferred Shares] or other securities that may become subject to this Agreement as provided in Section 3.4, [including pursuant to the conversion of any Series X Preferred Shares set forth in Section 3.9,] the “ Subject Shares”) free and clear of any Liens (except for the Permitted Exceptions) and with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on Transfer (as defined below) under the Securities Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares set forth on Schedule I opposite the name of such Stockholder are the only securities of the Company beneficially owned by such Stockholder on the date hereof, and such Stockholder does not beneficially own any other securities of the Company.

(e) Proxy. Except for this Agreement (including Section 1.4), none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Subject Shares, on the date hereof, except pursuant to this Agreement. Such Stockholder further represents that any proxies heretofore given in respect of the Subject Shares, if any, are revocable.

(f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or aﬀecting such Stockholder or any of such Stockholder’s Subject Shares that could reasonably be expected to impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Aﬃliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

2.2 Representations and Warranties of Parent. Parent hereby represents and warrants, as of the date hereof, to each Stockholder as follows:

(a) Organization. Parent has been duly organized, is validly existing and in good standing (where such concept is recognized under applicable law) under the Laws of Delaware.

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(b) Authorization. Parent has the requisite authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Stockholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.

(c) No Conflict.

(i) Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (A) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, (B) violate any Law or judgment of any Governmental Entity applicable to Parent, or (C) result in any violation or breach of any Contract to which Parent is a party, other than in the case of clauses (A), (B) and (C) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such the ability of Parent to perform its obligations under this Agreement.

(ii) Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other United States state or federal securities Laws, (B) compliance with any rules or regulations of Nasdaq, and (C) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse eﬀect on the ability of Parent to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or any other Person are necessary for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

3. Covenants.

3.1 No Solicitation. During the Agreement Period, each Stockholder, solely in his, her or its capacity as a stockholder of the Company, agrees that it, he or she will not, directly or indirectly, take any action or omit to take any action that the Company is not permitted to take or omit to take pursuant to Section 5.3 of the Merger Agreement.

3.2 No Proxies for or Dispositions of Securities of the Company. Except pursuant to the terms of this Agreement [(including Section 1.4)], no Stockholder shall (nor permit any Person under such Stockholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, consents, powers of attorney, rights of first oﬀer or refusal or enter into any voting trust or voting agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate, place in trust or otherwise dispose of (including by gift), whether voluntarily or by operation of law, or limit its right, title or interest or right to vote in any manner with respect to (except, in each case, by will or under the laws of intestacy) any Subject Shares or any other securities of the Company (any transaction described in this clause (ii), a “Transfer”), (iii) enter into any Contract with respect to the direct or indirect Transfer of any Subject Shares or any other securities of the Company, or (iv) otherwise permit any Liens (other than the Permitted Exceptions) to be created on any Subject Shares or other securities of the Company held or owned by such Stockholder. Notwithstanding the foregoing, the restrictions set forth in this Section 3.2 shall not prohibit any Transfer of Subject Shares by a Stockholder to an Affiliate of such Stockholder; provided, that (A) such Affiliate transferee shall have executed and delivered to Parent a joinder to this Agreement, in form and substance reasonably acceptable to Parent, agreeing to be bound by the terms of this Agreement with respect to such transferred Subject Shares, and (B) such Transfer shall not relieve the transferring Stockholder of its obligations hereunder.

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3.3 Documentation and Information. Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Stockholder’s identity and holding of Subject Shares and other securities of the Company, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for clarity, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines is required to be disclosed by applicable Laws in any press release, any registration statement, any schedules and documents filed or furnished by Parent or the Company with the SEC or any other disclosure document in connection with the transactions contemplated by the Merger Agreement, and (b) agrees promptly to give to Parent (or the Company, if so directed by Parent) any information related to such Stockholder that Parent or the Company may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees promptly to notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. Parent hereby consents to and authorizes each Stockholder to make such disclosure or filings to the extent required by the SEC.

3.4 Additional Subject Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional securities of the Company with voting rights or any other voting interest with respect to the Company, such securities of the Company and voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Subject Shares and securities of the Company set forth on Schedule I opposite the name of such Stockholder will be deemed amended accordingly. Each Stockholder shall promptly notify Parent of any such event.

3.5 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Shares [or the Series X Preferred Shares] by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such Shares[, Series X Preferred Shares and Conversion Shares (as defined in the Series X Certificate of Designation), as the case may be,] as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares[, Series X Preferred Shares or Conversion Shares] may be changed or exchanged.

3.6 Waiver of Appraisal Rights and Actions. Each Stockholder hereby (a) irrevocably waives and agrees not to exercise any rights such Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the other transactions contemplated by the Merger Agreement and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Aﬃliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any other transactions contemplated in the Merger Agreement, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the other transactions contemplated in the Merger Agreement; provided, however, that the foregoing clause (b) shall not restrict any Stockholder from (x) bringing any claim for fraud, willful misconduct or bad faith, or (y) enforcing rights to receive the Merger Consideration or other amounts due to such Stockholder under the Merger Agreement.

3.7 Spousal Consent. If Stockholder is a married individual and any of the Subject Shares or other securities of the Company constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Exhibit A.

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3.8 Certain Transactions Involving Parent Common Stock. During the Agreement Period, each Stockholder agrees not to enter into any option, put, call, derivative or other Contract, arrangement or understanding with respect to any current or future oﬀer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), including any hedge, swap or other similar arrangement, of any common stock of Parent (“Parent Common Stock”), whether owned of record or beneficially by such Stockholder, or any interest in any Parent Common Stock (whether owned of record or beneficially by such Stockholder), other than with the prior written consent of Parent or as may be specifically permitted pursuant to a written Contract between such Stockholder and Parent governing the transferability of Parent Common Stock or any interest in any Parent Common Stock. Any transaction in violation of this Section 3.8 shall be null and void and of no eﬀect whatsoever. Notwithstanding the foregoing, this Section 3.8 shall not restrict (a) any Stockholder from selling, transferring or otherwise disposing of any Parent Common Stock received as Merger Consideration (or any Parent Common Stock acquired in the open market after the Effective Time), (b) any hedging, swap or similar arrangement by a Stockholder with respect to Parent Common Stock entered into prior to the date hereof, or (c) transfers of Parent Common Stock among Affiliates of a Stockholder.

3.9 [Conversion.

(a) Promptly following the date of this Agreement, each Stockholder shall, or cause its Affiliates to, as applicable, (a) deliver a written notice to the Company to increase its Beneficial Ownership Limitation (as defined in the Series X Certificate of Designation) to 45% pursuant to Section 6(c) of the Series X Certificate of Designation, and (b) request in writing a waiver from the Company of the sixty-one (61) day notice period set forth in Section 6(c) of the Series X Certificate of Designation and take all actions necessary to obtain such waiver.

(b) Promptly following the execution of this Agreement, each Stockholder shall deliver to the Company a Notice of Conversion (as defined in the Series X Certificate of Designation), which shall specify a “Date to Effect Conversion”, that may be no later than three (3) Business Days prior to the record date for the Company Stockholders’ Meeting, providing for the conversion of all Series X Preferred Shares owned by such Stockholder, upon which such Stockholder shall be entitled to receive the Conversion Shares issuable upon such conversion in accordance with, and subject to the terms and conditions of, the Series X Certificate of Designation (such shares, the “Stockholder Conversion Shares”). Each Stockholder shall use its reasonable best efforts to cooperate in good faith to facilitate the timely issuance and delivery of such Stockholder Conversion Shares in accordance with the Series X Certificate of Designation.]

3.10 Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best eﬀorts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, in order to perform their respective obligations under this Agreement.

4. Miscellaneous.

4.1 Termination. This Agreement shall automatically terminate and become void and of no further force or eﬀect on the earlier of (the period from the date hereof through such earlier time being referred to as the “Agreement Period”): (a) the Eﬀective Time; (b) the termination of this Agreement by written notice from Parent to each Stockholder; and (c) the termination of the Merger Agreement in accordance with its terms; provided, that (i) any representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time if, by their terms, apply, or are to be performed in whole or in part, after the Effective Time, (ii) Section 1.2, and Section 3.1 shall survive any termination effected pursuant to the foregoing clause (a), and (iii)

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upon termination of this Agreement, all other obligations of the parties hereunder will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, further, that the termination of this Agreement shall not relieve any party from liability arising from fraud or any willful and intentional breach prior to such termination. For clarity, this Agreement shall not terminate upon any Adverse Recommendation Change unless the Merger Agreement, is terminated in accordance with its terms.

4.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares or other securities of the Company. All rights, ownership and economic benefits of and relating to the Subject Shares and applicable securities of the Company shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares or such securities of the Company, except as otherwise provided herein.

4.3 Representations and Warranties. Except for any representations and warranties that survive pursuant to Section 4.1, the representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Agreement Period.

4.4 Amendment; Waiver. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be eﬀective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of deliver if by e-mail (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall in each case of (x) and (y) be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200, Jupiter, Florida

Attention: [***]

Email: [***]

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with a copy (which shall not constitute notice) to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200, Jupiter, Florida

Attention: [***]

Email: [***],

and:

Paul Hastings LLP

200 Park Avenue, New York, NY 10166

Attention: [***]

E-mail: [***]

(ii)	if to a Stockholder:

As set forth on the signature page to this agreement.

4.6 The provisions set forth in Section 8.6 (Interpretation), Section 8.7 (Entire Agreement), Section 8.9 (Governing Law), Section 8.10 (Submission to Jurisdiction), Section 8.12 (Specific Performance), Section 8.14 (Severability), Section 8.15 (Waiver of Jury Trial), Section 8.16 (Counterparts), Section 8.17 (Electronic Signature) and Section 8.18 (No Presumption Against Drafting Party) of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

4.7 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder.

4.8 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Aﬃliates at any time; provided, that such transfer or assignment shall not relieve Parent of respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.

4.9 Obligations; Stockholder Capacity. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder. Each Stockholder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Stockholder’s Subject Shares and other securities of the Company, and nothing herein shall limit or aﬀect in any way any actions that may be hereafter taken by him, her or it in his, her or its capacity as an employee, oﬃcer or director of the Company or any of its Subsidiaries, and no such action or omission shall constitute a breach of this Agreement.

4.10 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not such transactions are consummated.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized oﬃcers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:

Name:

Title:

[Signature page to Voting and Support Agreement]

Schedule I

Stockholder Name	Securities of the Company Beneficially Owned

EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Voting and Support Agreement, (the “Voting Agreement”), dated as of April 27, 2026 by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”) and each of the individuals and entities listed on the signature pages thereto, including         (the “Stockholder”), I, the undersigned, spouse of the Stockholder, have been given a copy of, and have had an opportunity to review, the Voting Agreement and clearly understand the provisions contained therein.

I hereby approve the Voting Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Voting Agreement. I agree to be bound by and accept the provisions of the Voting Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Subject Shares (as defined in the Voting Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Voting Agreement.

(Signature)

Name:

(Please Print)

Dated:

Exhibit 99.1

Ligand to Acquire XOMA Royalty, Further Accelerating Profit Growth and Strengthening Ligand’s Position as a Leading Biopharma Royalty Aggregator

Transaction expands Ligand’s royalty portfolio to more than 200 assets and adds seven new commercial products

Bolsters and diversifies Ligand’s long-term compounding growth, adding a complementary portfolio across development stages, therapeutic areas, and modalities to broaden patient access and improve lives

Acquisition is expected to be immediately accretive to Ligand adjusted EPS; Ligand increases 2026 adjusted EPS guidance to $8.50-$9.501 and expects the transaction to be accretive by $1.50 per share to adjusted EPS in 2027 2

Ligand to hold investor call at 8:00 a.m. ET today

JUPITER, Fla. and EMERYVILLE, Calif., April 27, 2026—Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) and XOMA Royalty Corporation (“XOMA Royalty”) (Nasdaq: XOMA), both biotechnology royalty aggregators, today announced that the companies have entered into a definitive agreement under which Ligand will acquire XOMA Royalty for $39.00 per share of common stock in cash, for a total equity value of approximately $739 million. XOMA Royalty stockholders are expected to separately receive one non-transferable Contingent Value Right (“CVR”) per share entitling the holder to receive a portion of 75% of the net proceeds that may result from certain pending litigation at XOMA Royalty. The cash purchase price at close represents an approximately 14% premium to XOMA Royalty’s 30 trading day volume weighted average price as of April 24, 2026, the last trading day prior to announcement of the transaction.

“The acquisition of XOMA Royalty presents a compelling opportunity for us to strengthen and diversify our portfolio across all stages of clinical development and accelerate our long-term profitable growth. This acquisition will add seven marketed products and nearly double our portfolio of Phase 2 and 3 assets, which we believe will create significant value for our stockholders, all through a single transaction,” said Todd Davis, CEO of Ligand. “The XOMA Royalty team has built a robust portfolio of complementary biopharmaceutical assets, and this acquisition will enable us to further grow and diversify in areas such as ophthalmology, oncology, CNS and rare diseases. With XOMA Royalty, we believe we will now be in an even stronger position to leverage our expertise and capital base to support broader patient access and advance late-stage clinical programs in a way that enhances patient outcomes and improves lives.

With this agreement, Ligand adds over 120 commercial, clinical, and preclinical stage assets to its broad and growing royalty portfolio highlighted by Roche’s VABYSMO® (faricimab-svoa), Day One Pharmaceuticals’ OJEMDA™ (tovorafenib), Zevra Therapeutics’ MIPLYFFA™ (arimoclomol), and 14 programs in late-stage development, highlighted by Takeda’s mezagitamab and certain assets from Takeda’s externalized asset portfolio, including osavampator, volixibat and OHB-607. The addition of the XOMA Royalty portfolio is expected to increase Ligand’s long-term growth profile.

“After evaluating a broad range of strategic and financing alternatives, we believe combining our diverse portfolio with a company that shares our commitment to helping the biopharmaceutical industry thrive represents the most compelling outcome for XOMA Royalty’s stockholders,” said Owen Hughes, CEO of XOMA Royalty. “The structure delivers to our stockholders both the intrinsic value of XOMA’s portfolio today and the optionality associated with our ongoing litigation with Janssen Biotech (now Johnson & Johnson Innovative Medicine) via the CVR. Since 2023, we significantly scaled our portfolio with the addition of multiple assets and two platform technologies, enabling numerous upcoming regulatory and clinical catalysts beginning in 2026 and continuing over the next several years. We believe coupling Ligand’s business development capabilities, portfolio management expertise plus the inherent financial synergies from this transaction position the combined company to maximize long-term value across the combined portfolio.”

Transaction Terms

Under the terms of the merger agreement, Ligand will acquire all the outstanding shares of common stock of XOMA Royalty for $39.00 per share in cash. The cash consideration for the transaction is expected to be funded with Ligand’s existing cash on hand and borrowings under Ligand’s existing credit facility. XOMA Royalty’s Series X Convertible Preferred Stock is expected to be converted into shares of common stock at its stated fixed price prior to closing, whereas the outstanding shares of Series A Preferred Stock and Series B Preferred Stock are expected to be redeemed. XOMA Royalty stockholders also will receive one CVR per share. The CVRs are intended to provide XOMA Royalty stockholders with the opportunity to receive certain net proceeds, if any are recovered, from certain ongoing litigation with regard to XOMA Royalty’s dispute with Janssen Biotech regarding the commercialization of TREMFYA®.

Timing and Approvals

The transaction has been unanimously approved by the Ligand and XOMA Royalty Boards of Directors. Entities affiliated with BVF Partners, which own approximately 21% of the outstanding shares of XOMA Royalty common stock and approximately 44% assuming the conversion of their Series X Convertible Preferred Stock, have agreed to convert such shares into shares of XOMA Royalty common stock prior to closing and have entered into a voting agreement in support of the transaction. In addition, XOMA Royalty’s directors and officers have also entered into voting agreements in support of the transaction. The transaction is expected to close in the third quarter of 2026, subject to customary closing conditions, approval by XOMA Royalty stockholders and the receipt of certain regulatory approvals.

Financial Guidance Update

The transaction is expected to close in the third quarter of 2026 and to be immediately accretive to Ligand earnings per share. Ligand is increasing its 2026 revenue guidance to be in the range of $270 million to $310 million (previously $245 million to $285 million) and is raising adjusted earnings per diluted share1 guidance to $8.50 to $9.50 (previously $8.00 to $9.00). Royalties are now expected to range from $225 million to $250 million (previously $200 million to $225 million). Guidance for sales of Captisol® ($35 million to $40 million) and contract revenue ($10 million to $20 million) are unchanged. In addition, Ligand expects the transaction to be accretive by $1.50 per share to adjusted EPS in 2027.2

Investor Call

Ligand will host a conference call and webcast today beginning at 8:00 a.m. Eastern time (5:00 a.m. Pacific time) to discuss today’s announcement. To participate via telephone, please dial (800) 715-9871 (North America toll-free number) using the conference ID 8692804. International participants outside of Canada may use the toll number (646) 307-1963 and use the same conference ID. To participate via live or replay webcast, a link is available at www.ligand.com.

Advisors

Stifel is serving as lead financial advisor and Citi is serving as financial advisor, Paul Hastings LLP is serving as legal advisor and Collected Strategies is serving as strategic communications advisor to Ligand. Leerink Partners is serving as lead financial advisor and H.C. Wainwright & Co. is serving as financial advisor, and Gibson, Dunn & Crutcher LLP is serving as legal advisor to XOMA Royalty.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

About Ligand

Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. Ligand owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 100 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. Ligand’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including information about, among other topics, Ligand’s proposed acquisition of XOMA Royalty, Ligand’s and XOMA Royalty’s products pipeline and the anticipated timing of completion of the proposed acquisition, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by XOMA Royalty stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including XOMA Royalty’s ability to attract and retain highly qualified management and other clinical and scientific personals; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Ligand’s or XOMA Royalty’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or XOMA Royalty’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Ligand’s business and prospects, adverse developments in Ligand’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of XOMA Royalty’s commercialized and/or pipeline products or Ligand’s commercialized and/or pipeline products; risks associated with drug development; XOMA Royalty’s and Ligand’s reliance on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections, which may not be received; the uncertainties inherent in research and development, including the ability of XOMA Royalty’s and Ligand’s partners to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical trials conducted by XOMA Royalty’s and Ligand’s partners; whether and when drug applications may be filed in any jurisdictions for pipeline products for any potential indications by XOMA Royalty’s and Ligand’s partners; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; and decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Ligand and XOMA Royalty described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” (in the case of Ligand) and “Forward Looking Statements” (in the case of XOMA Royalty) sections of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Ligand and XOMA Royalty assume no obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. Neither Ligand nor XOMA Royalty gives any assurance that it will achieve its expectations.

Additional Information and Where to Find It

In connection with the proposed acquisition, XOMA Royalty will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed acquisition. The definitive proxy statement will be mailed to XOMA Royalty’s stockholders in connection with the proposed acquisition. This press release is not a substitute for the proxy statement or any other document that may be filed by XOMA Royalty with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Any vote in respect of resolutions to be proposed at XOMA Royalty’s stockholder meeting to approve the proposed acquisition or other responses in relation to the proposed acquisition should be made only on the basis of the information contained in XOMA Royalty’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at investors.xoma.com.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

XOMA Royalty and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of XOMA Royalty in favor of the proposed acquisition. Information about XOMA Royalty’s directors and executive officers is set forth in XOMA Royalty’s proxy statement for its 2026 annual meetings of stockholders, which was filed with the SEC on March 30, 2026 and is available here. Additional information concerning the interests of XOMA Royalty’s participants in the solicitation, which may, in some cases, be different than those of XOMA Royalty’s stockholders generally, will be set forth in XOMA Royalty’s proxy statement relating to the proposed acquisition when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov and at investors.xoma.com.

Contacts

For Ligand:

Investors:

Melanie Herman

investors@ligand.com

(858) 550-7761

Media:

Nick Lamplough/Jude Gorman

Ligand-CS@collectedstrategies.com

(917) 885-1013

For XOMA Royalty Corporation:

Investors:

Maghan Meyers

Maghan_@argotpartners.com

(646) 367-2769

Media:

Kathy Vincent

KV Consulting & Management

kathy@kathyvincent.com

(310) 403-8951

[1]

The financial outlook, expectations and other forward-looking statements provided by Ligand for 2026 and beyond reflect Ligand’s judgment based on the information available at the time of this release. Please see the “Cautionary Note Regarding Forward-looking Statements” section in this release for factors that may impact Ligand’s ability to meet expectations. A reconciliation of forward-looking non-GAAP core adjusted earnings per diluted share for 2026 to the most directly comparable GAAP measures was provided in Ligand’s Acquisition of XOMA Royalty Corporation presentation on April 27, 2026, which is available on Ligand’s investor relations website.

2

The financial outlook, expectations and other forward-looking statements provided by Ligand for 2026 and beyond reflect Ligand’s judgment based on the information available at the time of this release. Please see the “Cautionary Note Regarding Forward-looking Statements” section in this release for factors that may impact Ligand’s ability to meet expectations. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward-looking core adjusted earnings per diluted share for 2027 is not provided because of the unreasonable effort associated with providing such reconciliations due to the variability in the occurrence and the amounts of certain components thereof. For the same reasons, we are unable to address the significance of the unavailable information, which could be material to future results.